CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.25
LICENSE AGREEMENT
BY AND BETWEEN
SHANGHAI FOSUN PHARMACEUTICAL INDUSTRIAL DEVELOPMENT CO., LTD.
AND
ARDELYX, INC.
DECEMBER 11, 2017

CONTENTS
EXHIBITS
Exhibit A: Tenapanor Structure
Exhibit B: Listed Patents

LICENSE AGREEMENT
This License Agreement (the “Agreement”) is entered into as of the December 11, 2017 (the “Effective Date”) by and between Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd., a Chinese corporation with a place of business at 1289 Yishan Road, Shanghai, 200233 P.R. China (“FOSUN”) and Ardelyx, Inc., a Delaware corporation having its principal place of business at 34175 Ardenwood Boulevard, Fremont, California United States of America 94555 (“Ardelyx”). Ardelyx and FOSUN are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, FOSUN is a pharmaceutical company engaged in the research, development and commercialization of products useful in the amelioration, treatment or prevention of human diseases and conditions;
WHEREAS, Ardelyx is a biotechnology company developing a certain proprietary compound known as tenapanor, having the structure set forth on Exhibit A for use in the treatment of human diseases and disorders;
WHEREAS, FOSUN and Ardelyx desire to establish a license agreement for the further development and commercialization of tenapanor, with the objective of providing pharmaceutical products in specified territories to patients derived from application of the expertise of each of Ardelyx and FOSUN.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS AND CONSTRUCTION
The following terms shall have the following meanings as used in this Agreement:
Section 1.01 “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, from time to time and for so long as such control exists. For purposes of this definition of Affiliate, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of a Person or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
Section 1.02 “Annual Net Sales” means the Net Sales made during any given Calendar Year.

Section 1.03 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.
Section 1.04 “API Supply” shall have the meaning assigned in Section 5.01(a).
Section 1.05 “Applicable Laws” means all applicable statutes, ordinances, codes, executive or governmental orders, laws, rules and regulations, including without limitation, any rules, regulations, guidelines or other requirements of Regulatory Health Authorities, that may be in effect from time to time.
Section 1.06 “Ardelyx [***] Know-How” means Know-How that [***]; provided, that (i) such Know-How is used by [***] a Licensed Compound or a Licensed Product, or (ii) such Know-How [***] a Licensed Product in the Field. Ardelyx [***] Know-How specifically excludes any Excluded Know-How.
Section 1.07 “Ardelyx [***] Patents” means all Patents that [***] invention that (i) [***] a Licensed Compound or a Licensed Product (“Ardelyx [***]”), or (ii) is [***] a Licensed Product in the Field (“Ardelyx [***] Patents”). Ardelyx [***] Patents specifically excludes any Excluded Patents.
Section 1.08 “Ardelyx [***] Technology” means Ardelyx [***] Know-How and Ardelyx [***] Patents.
Section 1.09 “Ardelyx Controlled Patents” shall have the meaning assigned in Section 8.03(a).
Section 1.10 “Ardelyx Sole Invention Patent” shall mean any Patent claiming Sole Program Know-How owned solely by Ardelyx.
Section 1.11 “Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Laws outside the United States.
Section 1.12 “Breaching Party” shall have the meaning assigned in Section 11.02(a).
Section 1.13 “Bridging Study” shall mean a clinical study conducted in the Territory for the purpose of providing pharmacodynamic or clinical data on efficacy, safety, dosage and dose regimen in the Territory to allow extrapolation of the clinical data generated by Ardelyx, its Affiliates or its licensees outside of the Territory. The Bridging Study may be a pharmacokinetics study or a full clinical trial, as required by the Regulatory Health Authorities in the Territory.
Section 1.14 “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking institutions are authorized or required by Applicable Laws to be closed in New York City, New York or in People’s Republic of China.
Section 1.15 “Calendar Quarter” means each successive period of three (3) consecutive calendar months commencing on 1st January, 1st April, 1st July and 1st October.

Section 1.16 “Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on 1st January.
Section 1.17 “CFDA” means the People’s Republic of China’s Food and Drug Administration, or any successor thereto.
Section 1.18 “P.R.C. GAAP” means Chinese Generally Accepted Accounting Principles, consistently applied in the Territory.
Section 1.19 “Combination Product” means a product in form suitable for human or animal applications containing a Licensed Compound as an active ingredient and containing one or more other active ingredients, that is sold either as a fixed dose or as separate doses in a single package; provided, that if any other active ingredient is Controlled by Ardelyx and is not a Licensed Compound, it is understood that FOSUN is not being granted any license under any Intellectual Property Rights to Exploit such other active ingredient.
Section 1.20 “Commercialization” means all activities undertaken relating to the Manufacture of commercial supplies, marketing and sale of a Licensed Product, advertising, education, planning, marketing, promotion, distribution, market and product support, and Phase 4 Clinical Trials commenced after the First Commercial Sale of the Licensed Product in the Territory
Section 1.21 “Commercialization Budget” shall have the meaning assigned in Section 3.03.
Section 1.22 “Commercialization Plan” shall have the meaning assigned in Section 3.03.
Section 1.23 “Commercialize” means the conduct of Commercialization activities.
Section 1.24 “Commercially Reasonable Efforts” shall mean the efforts and resources typically used by pharmaceutical companies similar in size and scope to perform the obligations at issue, which efforts shall not be less than those efforts made by the performing Party with respect to other products at a similar stage of development or in a similar market and commercial potential, taking into account the competitiveness of the market place, the proprietary position of the products, the regulatory structure involved and the profitability of the applicable products.
Section 1.25 “Comparable Licensed Product” shall have the meaning assigned in Section 6.05.
Section 1.26 “Competitive Product” means any pharmaceutical product other than a Licensed Product that [***]. A Competitive Product shall not include [***].
Section 1.27 “Confidential Information” means any and all (a) Know-How relating to the Exploitation of Licensed Compounds or Licensed Products (including Licensed Know-How) or relating to other aspects of the collaboration between the Parties under this Agreement, and (b) Information and Materials, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party, including the terms of this Agreement.

Section 1.28 “Control” means, with respect to an item of Know-How, Patent or other Intellectual Property Rights, the ability and authority of a Party or its Affiliates, whether arising by ownership, possession, or pursuant to a license or sublicense, to grant licenses, sublicenses, or other rights to the other Party under or to such item of Know-How, Patent or Intellectual Property Rights as provided for in this Agreement, (a) without breaching the terms of any agreement between such Party and any Third Party, and (b) in the case of Ardelyx [***] Technology, without incurring any additional royalty, milestone or other costs or expenses which FOSUN has not agreed in writing to bear.
Section 1.29 “Cost of Goods” shall mean the sum of (a) [***] in accordance with GAAP, representing amounts [***] as the case may be, and (b) any amounts [***] that are incurred by Ardelyx after transfer of ownership of such materials and that [***].
Section 1.30 “Develop” means the conduct of Development activities.
Section 1.31 “Development” means all activities relating to obtaining Regulatory Approval of a Licensed Product, Licensed Product line extensions, alternative delivery systems and new indications therefor, and all activities relating to developing the ability to Manufacture the same. This includes, for example, (a) nonclinical testing, toxicology, formulation, clinical studies, regulatory affairs, and outside counsel regulatory legal services, (b) manufacturing process development for finished forms of Licensed Products, and manufacturing and quality assurance technical support activities prior to the First Commercial Sale of a Licensed Product anywhere in the Territory and (c) the conduct of advisory boards with relevant experts, e.g. clinical experts or payer representatives. Development shall not include activities associated with Phase 4 Clinical Trials in respect of a Licensed Product commenced after First Commercial Sale of such Licensed Product anywhere in the Territory.
Section 1.32 “Development Supply” shall have the meaning assigned in Section 5.01(a).
Section 1.33 “Distributor” shall have the meaning assigned in Section 2.03.
Section 1.34 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug in a regulatory jurisdiction.
Section 1.35 “Effective Date” shall have the meaning assigned in the first paragraph of this Agreement.
Section 1.36 “Excluded Know-How” means Know-How related to Ardelyx’s proprietary platform technology known as Ardelyx Primary Enterocyte and Colonocyte Culture System.
Section 1.37 “Excluded Patents” means any Patents claiming aspects of Ardelyx’s proprietary platform technology known as Ardelyx Primary Enterocyte and Colonocyte Culture System.
Section 1.38 “Exploit” means to Develop, Manufacture, have Manufactured, Commercialize a product or process.

Section 1.39 “Exploitation” means the act of Exploiting a product or process.
Section 1.40 “FDA” means the United States Food and Drug Administration or any successor thereto.
Section 1.41 “FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., as amended from time to time.
Section 1.42 “Field” means the treatment, diagnosis or prevention of (i) irritable bowel syndrome with constipation and chronic idiopathic constipation, (ii) hyperphosphatemia related to chronic kidney disease, and (iii) other diseases or conditions for which Ardelyx obtains marketing approval in either the United States or the Territory; provided, however, that with respect to (i), (ii) and (iii), the Field shall exclude the treatment of cancer.
Section 1.43 “Filing” means, with respect to a submission to a Regulatory Health Authority, the date that such submission is confirmed to have been received by the relevant Regulatory Health Authority.
Section 1.44 “First Commercial Sale” means, with respect to any Licensed Product, the first arm’s length sale for monetary value by FOSUN, its Affiliates, or its Sublicensees to a Third Party for end use or consumption by the general public of such Licensed Product in the Territory.
Section 1.45 “FOSUN [***] Know-How” means Know-How (a) that [***] provided, that, (i) such Know-How is used by [***] a Licensed Compound or a Licensed Product, or (ii) such Know-How [***] a Licensed Product.
Section 1.46 “FOSUN [***] Patents” means all Patents (a) that [***]; provided, that, such Patents claim inventions that (i) [***] of a Licensed Compound or a Licensed Product (“FOSUN [***]”), or (ii) is [***] a Licensed Product (“FOSUN [***]”).
Section 1.47 “FOSUN [***] Technology” means FOSUN [***] Know-How and FOSUN [***] Patents.
Section 1.48 “FOSUN Sole Invention Patent” shall mean any Patent claiming Sole Program Know-How owned solely by FOSUN.
Section 1.49 “FOSUN Triggered Termination” shall have the meaning assigned in Section 11.03.
Section 1.50 “FTE” means a full time equivalent person year of eighteen hundred eighty (1,880) hours of scientific, technical or operational work (excluding administrative services).
Section 1.51 GCP” or “Good Clinical Practices” means the current standards for clinical trials for pharmaceuticals, as set forth in China as well as in the United States Code of Federal Regulations, ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by other organizations and governmental agencies in the Territory to the extent such standards are not less stringent than United States GCP.

Section 1.52 “Generic Product” means with respect to a Licensed Product in the Territory a product (a) that is sold in by a Third Party who is not a Sublicensee or a Distributor selling such product under authorization from FOSUN or its Affiliates, (b) that has received Regulatory Approval necessary for sale in the Territory, (c) that [***] and (d) that contains as the active ingredient the same compound as is contained in such Licensed Product.
Section 1.53 “GLP” or “Good Laboratory Practices” means good laboratory practices required under the regulations set forth in 21 C.F.R. Part 58, as in effect during the Term, and the requirements thereunder imposed by the FDA and the CFDA, and the equivalent thereof in any jurisdiction.
Section 1.54 “GMP” or “Good Manufacturing Practices” means the current good manufacturing practices required under the applicable regulations set forth in 21 C.F.R. Subchapter C (Drugs) and Subchapter H (Medical Devices), including without limitation Parts 210–211, 808, 812, and 820, and the requirements thereunder imposed by the FDA and the CFDA, and the equivalent thereof in any jurisdiction, and the laws, regulations, guidelines, guidance, pharmaceutical industry standards and requirements in force from time to time that apply to the Manufacture of each Licensed Compound or Licensed Product in any jurisdiction.
Section 1.55 “Government Official” means any Person employed by or acting on behalf of a Governmental Body, government-controlled entity or public international organization.
Section 1.56 “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).
Section 1.57 “IND” means an Investigational New Drug application or the equivalent filed with or submitted to the relevant Regulatory Health Authority, including, for example, the FDA, for authorization to commence human clinical trials.
Section 1.58 “Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.
Section 1.59 “Information” means (a) techniques, information and data necessary or useful for the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products, including without limitation, Know-How, marketing, pricing, distribution, cost, sales, and manufacturing data or descriptions as well as (b) any information or data relating to Materials.
Section 1.60 “Intellectual Property Rights” or “IPR” means Patents, Trademarks, service marks, trade secrets (including patentable inventions), trade names, registered designs, design rights, copyrights (including rights in computer software), domain names, database rights and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

Section 1.61 “Joint Know-How” shall have the meaning assigned in Section 8.02(a).
Section 1.62 “Joint Patent” shall mean any Patent claiming any invention within the Joint Know-How.
Section 1.63 “Joint Technology” shall mean collectively, Joint Patents and Joint Know-How.
Section 1.64 “Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), trade secrets, processes, means, methods, practices, formulae, instructions, procedures, techniques, materials, technology, results, analyses, designs, drawings, computer programs, apparatuses, specifications, technical assistance, laboratory, pre-clinical and clinical data (including laboratory notes and notebooks), and other material or know-how, in written, electronic or any other form, whether or not confidential, proprietary or patentable, including without limitation: development technology; biology, chemistry, pharmacology, toxicology, drug stability, Manufacturing and formulation, test procedures, synthesis, purification and isolation techniques, quality control data and information, methodologies and techniques; information regarding clinical and non-clinical safety and efficacy studies, including study designs and protocols, marketing studies, absorption, distribution, metabolism and excretion studies; assays and biological methodology.
Section 1.65 “Knowledge” means the good faith understanding of the officers of Ardelyx and its Affiliates, [***]. For clarity, for purposes of the representations and warranties set forth in Section 9.01(b), “Knowledge” will not include any obligation to conduct any special searches or analyses such as, but not limited to, any analysis of Ardelyx’s freedom to operate with respect to Patents relevant to Licensed Compounds or Licensed Products.
Section 1.66 “Licensed Compound” means the compound of Licensor, known as tenapanor, having the structure set forth on Exhibit A, and any metabolites, salts, polymorphs, hydrates, semihydrates or degradants of such compound.
Section 1.67 “Licensed Product” means any and all products in finished forms suitable for human applications containing the Licensed Compound as an active ingredient.
Section 1.68 “Licensed Know-How” means (a) Know-How that Ardelyx or its Affiliates Control as of the Effective Date and (b) Sole Program Know-How owned by Ardelyx; provided that, with respect to Know-How described in (a) or (b) above, such Know-How is necessary or useful to Exploit any Licensed Compound or Licensed Product in the manner permitted under the terms and conditions of this Agreement. Licensed Know-How specifically excludes the Ardelyx [***] Know-How and the Excluded Know-How.
Section 1.69 “Licensed Patents” means (a) the Listed Patents, and (b) all Ardelyx Sole Invention Patents; provided that in case of (b) above, such Patents claim any inventions necessary or useful for the Exploitation of Licensed Compound or Licensed Products pursuant to the terms and conditions of this Agreement. Licensed Patents excludes Ardelyx [***] Patents and the Excluded Patents.

Section 1.70 “Licensed Product” shall mean any and all pharmaceutical preparations, compositions and formulations in forms suitable for human applications containing a Licensed Compound as an active ingredient.
Section 1.71 “Licensed Technology” means all Licensed Patents and Licensed Know-How.
Section 1.72 “Listed Patents” means the Patents listed in Exhibit B, and any Patents issuing after the Effective Date in the Territory claiming priority to any such Patents listed on Exhibit B.
Section 1.73 “Losses” means any and all direct or indirect liabilities, claims, actions, damages, losses or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements. In calculating Losses, the legal duty to mitigate on the part of the Party suffering the Loss shall be taken into account.
Section 1.74 “Manufacture” or “Manufacturing” means activities in connection with the synthesis, manufacture, processing, formulating, testing (including, without limitation quality control, quality assurance and lot release testing), bulk packaging or storage and delivery of Licensed Compound or Licensed Product.
Section 1.75 “Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement which would, if it were publicly known, be reasonably expected to have a material adverse effect on the Party committing such violation or on the reputation of the other Party because of its relationship with the Party committing such violation.
Section 1.76 “Materials” means compounds, compositions of matter, and assays necessary or useful for the Development, Manufacture or Commercialization of Licensed Products. Materials excludes and materials associated with the Excluded Know-How.
Section 1.77 “Mediation Notice” shall have the meaning assigned in Section 13.02(a).
Section 1.78 “Net Sales” means the gross amount invoiced by a Party, its Affiliates and Sublicensees for sales of Licensed Products to a Third Party (including Distributors but excluding, for the avoidance of doubt, Sublicensees) less deductions for the following :
(a) customary trade, quantity discounts, settlement discounts, or chargebacks actually granted, allowed, or incurred in the ordinary course of business in connection with the sale of the Licensed Products;
(b) credits to customers, not in excess of the selling price of the Licensed Products, on account of governmental requirements, rejection, recalls, or return of the Licensed Products;
(c) distributors fees, rebates, or allowances actually granted or allowed, including without limitation government and managed care rebates;

(d) Indirect Taxes and excise taxes or customs duties paid by the selling entity and any other governmental charges imposed upon the sale; importation, use or distribution of the Licensed Products; and
(e) transportation costs, distribution expenses, special packaging and related insurance charges actually incurred.
Section 1.79 “Non-Breaching Party” shall have the meaning assigned in Section 11.02(a).
Section 1.80 “Other Ingredients” shall have the meaning assigned in Section 6.05.
Section 1.81 Intentionally Left Blank.
Section 1.82 “Patent” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.
Section 1.83 “Payments” shall have the meaning assigned in Section 6.08(a).
Section 1.84 “Person” means any individual, sole proprietorship, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
Section 1.85 “Phase 4 Clinical Trial” means any clinical study of a pharmaceutical product on human subjects commenced after receipt of Regulatory Approval in a territory of such pharmaceutical product for the purpose of satisfying a condition imposed by a Regulatory Health Authority to obtain Regulatory Approval, or marketing the pharmaceutical product in that territory, and not for the purpose of obtaining initial Regulatory Approval of such pharmaceutical product. For clarity, Phase 4 Clinical Trials shall be considered a part of Commercialization.
Section 1.86 “Pro-Rata Percentage” shall have the meaning assigned in Section 2.06(b)(i).
Section 1.87 “Regulatory Approval” means any and all approvals (including without limitation pricing and reimbursement approvals), product or establishment licenses, registrations, or authorizations of any regional, federal, state, or local Regulatory Health Authority, department, bureau, or other governmental entity, necessary to commercially distribute, sell or market a Licensed Product in a regulatory jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.
Section 1.88 “Regulatory Authority” means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental Person or entity exercising the functions of any of these.
Section 1.89 “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Health Authorities (including minutes and official contact reports relating to any communications with any Regulatory Health Authority) and all supporting documents, including documentation arising in the course of all clinical studies and tests, in each case relating to any Licensed Compounds or Licensed Products, including all INDs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.
Section 1.90 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Health Authority with respect to a Licensed Product other than Patents, including, without limitation, rights conferred in the U.S. under the Hatch- Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S.
Section 1.91 “Regulatory Health Authority” means any applicable national (for example, FDA or CFDA), supranational, regional, state, provincial or local regulatory health authority, department, bureau, commission, council, or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compounds or Licensed Products in the Territory pursuant to the terms and conditions of this Agreement, including any such entity involved in the granting of Regulatory Approval for pharmaceutical products.
Section 1.92 “Review Period” shall have the meaning assigned in Section 7.07.
Section 1.93 “ROFN Product” shall have the meaning assigned in Section 2.11.
Section 1.94 “Safety Agreement” shall have the meaning assigned in Section 4.06(a).
Section 1.95 “Senior Executives” means (a) the Chief Executive Officer of Ardelyx and (b) the Chief Executive Officer of FOSUN. A Party shall be entitled, effective upon written notice thereof to the other Party, to designate one of its other representatives having equivalent seniority and experience to replace such foregoing representative as that Party’s Senior Executive for the purpose of this Agreement.
Section 1.96 “Sole Invention Patent” shall mean any Patent claiming any invention within the Sole Program Know-How.

Section 1.97 “Sole Program Know-How” shall have the meaning assigned in Section 8.02(a).
Section 1.98 “Specifications” means the specifications applicable to the Manufacture, packaging and labeling of Licensed Compound or Licensed Products in effect at a given time.
Section 1.99 “Sublicensee” shall have the meaning assigned in Section 2.02.
Section 1.100 “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.
Section 1.101 “Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax.
Section 1.102 “Term” shall have the meaning assigned in Section 11.01.
Section 1.103 “Territory” means People’s Republic of China, including Hong Kong and Macao.
Section 1.104 “Third Party” means any Person other than Ardelyx or FOSUN, or their respective Affiliates.
Section 1.105 “Third Party Claims” shall have the meaning assigned in Section 12.01(a).
Section 1.106 “Third Party Compensation” shall have the meaning assigned in Section 6.04(f).
Section 1.107 “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.
Section 1.108 “Transfer Price” means with respect to the Licensed Compound, the Licensed Product and the placebo supplied by Ardelyx for [***]
Section 1.109 “ U.S. GAAP” means United States Generally Accepted Accounting Principles, consistently applied.
Section 1.110 “Valid Claim” means (a) a claim of an issued and unexpired Patent within the Licensed Patents, Ardelyx [***] Patents, Joint Patents or [***], as applicable, that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealable decision or has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise or (b) a claim of a pending patent application within the Licensed Patents, Ardelyx [***] Patents, Joints Patents or [***], as applicable, that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing.

Section 1.111 “Written Disclosure” shall have the meaning assigned in Section 10.02.
Section 1.112 Construction. Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The article, section, and subsection headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of such articles, sections, and subsections. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.
ARTICLE II.
GRANT OF RIGHTS AND LICENSES; EXCLUSIVITY
Section 2.01 Licenses to FOSUN.
(a) Subject to the terms of this Agreement, Ardelyx grants to FOSUN an exclusive (including with regard to Ardelyx and its Affiliates, except with respect to the retained rights set forth in Section 2.04 below) right and license under the (i) Licensed Technology, (ii) Ardelyx’s rights in the Joint Technology and (iii) Ardelyx [***] Technology to Develop, have Developed, Commercialize (but not Manufacture), have Commercialized (but not have Manufactured), including without limitation package, have packaged and import the Licensed Products in the Field and in the Territory.
(b) Subject to the terms of this Agreement, Ardelyx grants to FOSUN a non-exclusive right and license under the (i) Licensed Technology, (ii) Ardelyx’s rights in the Joint Technology, and (iii) Ardelyx [***] Technology to Manufacture and to have Manufactured Licensed Product (but not Licensed Compound) within or outside of the Territory, for the sole purpose of Developing and Commercializing the Licensed Product in the Field and in the Territory.
Section 2.02 Sublicenses. FOSUN shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the licenses granted to FOSUN under Section 2.01, to its Affiliates without the prior written consent of Ardelyx, and to any other Person with the prior written consent of Ardelyx, such consent not to be unreasonably withheld. Where FOSUN or its Affiliates grants such sublicense to a Person that is not an Affiliate of FOSUN, and such Person is not a Distributor, such Person shall be a “Sublicensee” for the purposes of this Agreement, and any Person to which a Sublicensee grants a further sublicense shall also be a Sublicensee; provided, however, that any Person that (a) is granted a sublicense under the license granted to FOSUN pursuant to Section 2.01 solely to enable such Person to provide development services or contract manufacturing services for FOSUN, its Affiliates or Sublicensees, and (b) does not have the right to distribute, market or sell the Licensed Products shall not be a “Sublicensee” for purposes of this Agreement. FOSUN, its Affiliates and its Sublicensees shall ensure that all Persons to which they grant sublicenses comply with all terms and conditions of this Agreement. FOSUN shall remain liable for any action or failure to act by any Sublicensee, or any other Party that is granted a sublicense under the licenses granted in Section 2.01 by FOSUN, its Affiliates or its Sublicensees,

if such action or failure to act by the Sublicensee would have constituted a breach of this Agreement if such action or failure were committed by FOSUN. Without limiting the foregoing, FOSUN shall obtain rights and licenses from its Affiliates (but only to the extent that such Affiliates are FOSUN’s Sublicensees hereunder) and Sublicensees as necessary to enable FOSUN to grant to Ardelyx rights and licenses under Patents and Know-How Controlled by such Affiliates and Sublicensees to the same extent as FOSUN grants to Ardelyx pursuant to this Agreement under FOSUN Sole Invention Patents, Sole Program Know-How owned by FOSUN, FOSUN’s interest in the Joint Technology and FOSUN [***] Technology, including without limitation the licenses and rights granted to Ardelyx pursuant to Section 2.05 and Article XI. FOSUN shall remain liable for any action or failure to act by any Sublicensee, or any other Party that is granted a sublicense under the licenses granted in Section 2.01 by FOSUN, its Affiliates or its Sublicensees, if such action or failure to act by the Sublicensee would have constituted a breach of this Agreement if such action or failure were committed by FOSUN.
For clarity, Ardelyx currently expects to enter into additional license agreements for the further development and commercialization of tenapanor outside of the Territory, and the provisions of this Agreement relating to certain Intellectual Property Controlled by FOSUN, its Sublicensees or Affiliates, or by Ardelyx, its licensees or Affiliates are intended to [***] to Intellectual Property that [***] with respect to Intellectual Property that [***].
Section 2.03 Distributorships. FOSUN shall have the right, in its sole discretion, to appoint its Affiliates, and FOSUN, its Affiliates and its Sublicensees shall have the right, in their sole discretion, to appoint any other Persons in the Territory to distribute, market and sell the Licensed Products in the Territory, with or without packaging rights. In circumstances where such appointed Person purchases its requirements of Licensed Products from FOSUN, its Affiliates or its Sublicensees, but does not otherwise make any royalty or other payment to FOSUN, its Affiliates or its Sublicensees with respect to Intellectual Property Rights, and where such Person is not an Affiliate of FOSUN and neither FOSUN nor any of its Affiliates shares in the profits from, or has an equivalent interest in the proceeds from, the sale of Licensed Products by such Person, that Person shall be a “Distributor” for purposes of this Agreement. The term “packaging rights” in this Section 2.03 shall mean the right for the Distributor to package Licensed Products supplied in unpackaged bulk form into individual ready-for-sale packs. FOSUN shall ensure that its legal contracts with its Distributors restrict such Distributor from selling or exporting the Licensed Product out of the Territory. FOSUN shall remain liable for any action or failure to act by the Distributor, if such action or failure to act by the Distributor would have constituted a breach of this Agreement if such action or failure were committed by FOSUN.
Section 2.04 Rights Retained by Ardelyx. Notwithstanding the foregoing, Ardelyx retains the right under (a) the Licensed Technology, (b) Ardelyx’s rights in the Joint Technology and (c) Ardelyx [***] Technology to Exploit the Licensed Compounds and the Licensed Products outside the Field and in the Territory or outside the Territory and to conduct any other activities expressly assigned to Ardelyx under this Agreement, including the Manufacturing of the Licensed Compound and the Licensed Products.
Section 2.05 License to Ardelyx. FOSUN grants to Ardelyx an exclusive, fully paid, royalty free, sublicensable, irrevocable license under the FOSUN [***] Technology, any Sole Program Know-How owned by FOSUN, the FOSUN Sole Invention Patents, and FOSUN’s

interest in the Joint Technology to Exploit the Licensed Compounds and Licensed Products outside the Field and in the Territory or outside the Territory.
Section 2.06 Use of Data.
(a) Ardelyx shall grant and hereby grants to FOSUN, and shall use Commercially Reasonably Efforts to cause its Affiliates and Sublicensees to grant to FOSUN, a fully paid, royalty free, irrevocable, worldwide, sublicensable, non-exclusive license under such Party’s right, interest and title in, to and under any data, results and information regarding the use of the Licensed Product to treat (i) [***], or (ii) [***] that may be may generated by Ardelyx, its Affiliates or Sublicensees solely for the purpose of allowing FOSUN to Develop, Manufacture (Licensed Product, but not Licensed Compound), and/or Commercialize the Licensed Product, in the Field and in the Territory, and to Manufacture and to have Manufactured Licensed Product (but not Licensed Compound) outside of the Territory.
(b) If Ardelyx, its Affiliates or licensees, plan to conduct any other clinical trial of a Licensed Product in the Field that is not otherwise a clinical trial to support the Development of the Licensed Product for [***] (an “Additional Study”), Ardelyx shall so notify FOSUN and present the proposed design and projected costs of such Additional Study to FOSUN, and the following shall apply:
(i) If FOSUN agrees to co-fund such Additional Study, the Parties shall prepare a budget for the associated costs of the Additional Study and FOSUN shall bear a mutually agreed upon percentage of the associated costs [***] (such percentage to be referred to as the “Pro-Rata Percentage”). If the Parties cannot agree on the Pro-Rata Percentage allocation for FOSUN, then the provisions of Section 2.06(b)(ii) shall apply as if FOSUN did not wish to co-fund such Additional Study. If FOSUN co-funds any Additional Study, all resulting data would be available for use by FOSUN in connection with exercising its rights under this Agreement;
(ii) If FOSUN does not wish to co-fund such proposed Additional Study, then Ardelyx shall be entitled to proceed with such Additional Study at its cost. In such case, FOSUN would have no rights to use any resulting data, except with respect to safety information required to be filed with the applicable Regulatory Authorities in any filings with Regulatory Authorities, unless and until a Buy-In occurs as set forth in Section 2.06(c).
(c) Buy-In Right. Notwithstanding Section 2.06(b)(ii) above, at any time, whether during the Additional Study, or after the conclusion of the Additional Study, FOSUN shall have the right by written notice to Ardelyx to buy in to co-funding any Additional Study for which FOSUN declined previously to co-fund (the “Buy-In”) by (i) [***], and (ii) in order to compensation Ardelyx for FOSUN’s delayed decision to co-fund the Additional Study, paying to Ardelyx [***] percent ([***]%) of the Pro-Rata Percentage of the [***] costs incurred to conduct such Additional Study [***]. Upon any such Buy-In, FOSUN shall have the rights with respect to such clinical trial or studies and the data arising therefrom as set forth in Section 2.06(a). If FOSUN elects a Buy-In, it shall pay to Ardelyx the Buy-In amounts set forth in this Section 2.06(c)

within [***] ([***]) days after FOSUN notifies Ardelyx in writing that FOSUN is exercising its right to Buy-In.
(d) FOSUN shall grant and hereby grants to Ardelyx, and shall use cause its Affiliates and Sublicensees to grant to Ardelyx, a fully paid, royalty free, irrevocable, worldwide, sublicensable, non-exclusive license under such Party’s right, interest and title in, to and under any data, results and information regarding the use of Licensed Products that may be may generated by FOSUN, its Affiliates or Sublicensees solely for the purpose of allowing Ardelyx, its Affiliates and Sublicensees to Develop, Manufacture, and/or Commercialize the Licensed Products outside of the Field in the Territory, or outside of the Territory, whether or not in the Field.
Section 2.07 No Implied Rights. This Agreement confers no right, license, or interest by implication, estoppel, or otherwise under any Patents, Know-How, or other Intellectual Property Rights of either Party except as expressly set forth in this Agreement. Each Party hereby expressly retains and reserves all rights and interests with respect to Patents, Know-How, or other Intellectual Property Rights not expressly granted to the other Party hereunder. Without limiting the generality of the foregoing, no license or other rights are granted to FOSUN under this Agreement to any compounds claimed or disclosed in any Ardelyx [***] Patents or any Licensed Patents, other than the Licensed Compound.
Section 2.08 Exclusivity Term. FOSUN’s exclusive licenses granted under Section 2.01, shall expire with respect to each separate Licensed Product on the date when FOSUN’s obligation to pay royalties with respect to such Licensed Product expires pursuant to Section 6.04(e). Upon expiry of FOSUN’s exclusive licenses with respect to a Licensed Product in the Territory, FOSUN’s exclusive licenses with respect to such Licensed Product in the Territory shall become non-exclusive, fully paid-up, perpetual and irrevocable and the Net Sales of such Licensed Product in the Territory shall be excluded from the royalty calculations under Section 6.04 (including the thresholds and ceilings). FOSUN and its Affiliates and Sublicensees shall be allowed to continue exercising FOSUN’s exclusive rights under the licenses granted in Section 2.01 on a non-exclusive basis in the Territory with no further consideration to Ardelyx.
Section 2.09 Right of Reference. Each Party shall have access and a right of reference to all data contained or referenced in any Regulatory Documents (including any Regulatory Approvals) necessary for the Development, Manufacture or Commercialization of the Licensed Product for the treatment of hyperphosphatemia or irritable bowel syndrome with constipation.
Section 2.10 Exclusivity Covenant.
(a) During the period starting on the [***] and continuing until the earlier to occur of (i) [***] and (ii) [***] (such period, “Covenant Period 1”), neither FOSUN nor any of its Affiliates shall, except as otherwise expressly permitted in this Agreement, either by itself or through a Third Party, [***]. Notwithstanding the above, in the event that [***], FOSUN will not be in violation of this Section 2.10(a); provided, that (i) [***] and (ii) [***] during Covenant Period 1 or Covenant Period 2.
(b) During the period starting on the Effective Date and continuing until [***] (such period, “Covenant Period 2”), neither FOSUN nor any of its Affiliates shall, except as otherwise expressly permitted in this Agreement, either by itself or through a Third Party, [***] in the Territory any Competitive Product [***]; provided that [***]. Notwithstanding the above, in the event that [***] or a [***], the sale or distribution of the Competitive Product by such Affiliate shall not be a violation of this Section 2.10(b); provided, that, [***], and provided, further that [***].
(c) Notwithstanding the aforesaid, neither FOSUN’s nor any of FOSUN Affiliates’ direct or indirect acquisition of or merger with, in whole or in part, a Person (or group of companies) or the business of a Person (or group of companies), which will become an Affiliate of FOSUN or controlled by FOSUN immediately after closing of such acquisition or merger transaction, having any activity contravening the covenant set forth above in this Section 2.10, shall constitute a breach of such covenants by FOSUN, if, [***] FOSUN shall either (i) provide Ardelyx with written notice of its, or its Affiliates’, as the case may be, [***], or (ii) exercises its right to terminate this Agreement pursuant to Section 11.02(b)(i), in which case such termination shall be effective [***] ([***]) days after Ardelyx’s receipt of a written notice of termination from FOSUN. In the event that FOSUN provides a written notice of its or its Affiliates’ [***] pursuant to the above, then (X) FOSUN shall (or, as the case may be, cause its relevant Affiliate to) diligently pursue [***], and in any case, [***] after the closing of the acquisition or merger transaction under which the relevant business was acquired, and (Y) neither FOSUN nor its Affiliates, as the case may be, shall during such [***] ([***]) [***] period, [***] the product in question, unless the product [***]. Notwithstanding the foregoing, FOSUN’s or any of FOSUN Affiliates’ [***] other than the acquisition or merger transaction aforementioned shall not constitute a breach of the covenants set forth above in this Section 2.10 by FOSUN, [***]. FOSUN shall, notwithstanding anything to the contrary in this Section 2.10 (c), at all times continue to be obligated to use Commercially Reasonable Efforts to Develop or Commercialize Licensed Products in accordance with its obligations under and subject to Section 4.03.
(d) Notwithstanding the above, in the event that (i) [***], or (ii) [***], then in the case of each of (i) and (ii), rather than exercising its right of termination under this Agreement, FOSUN may [***] from Ardelyx such that FOSUN may [***] impacted by [***] for [***] and the Parties shall negotiate in good faith the terms under which the Ardelyx may [***], which may include [***].
(e) The words [***] and all variations thereof included in this Section 2.10 with reference to a Competitive Product shall include the activities described in the [***], but with such activities being with respect to a Competitive Product rather than with respect to Licensed Product as set forth in the definition.
(f) The Parties agree that the restrictions contained in this Section 2.10 are reasonable and necessary for the protection of the Parties’ and their Affiliates’ respective confidential information and business, that such restrictions are reasonable in all the circumstances and that the Parties would not have entered into this Agreement without the protections afforded to them under this Section 2.10.
Section 2.11 Right of First Negotiation. During the Term, if Ardelyx decides to Develop and/or Commercialize outside of the Field in the Territory, a pharmaceutical preparation, composition and/or formulation in a form suitable for human application containing the Licensed

Compound as an active ingredient (a “ROFN Product”) or is willing to grant a Third Party a license under the Licensed Technology, Ardelyx’s rights in the Joint Technology and/or Ardelyx [***] Technology to Develop and/or Commercialize such ROFN Product in the Territory (“Ardelyx License”), Ardelyx shall inform FOSUN by written notice of its intention as such, and shall provide FOSUN with [***] of the ROFN Product, and shall negotiate exclusively with FOSUN for a period of up to [***] ([***]) days (“Negotiation Period”). FOSUN may notify Ardelyx by way of a letter of acceptance that it wishes to collaborate with Ardelyx to engage in the Development or Commercialization activities of such ROFN Product in the Territory, or to enter into an agreement for an Ardelyx License. If Ardelyx and FOSUN cannot reach mutually agreeable terms and conditions of an Ardelyx License during the Negotiation Period, then Ardelyx shall be free to Develop and/or Commercialize the ROFN Product in the Territory outside of the Field, or negotiate and enter into an Ardelyx License with a Third Party [***].
ARTICLE III.
COLLABORATION GOVERNANCE; DEVELOPMENT AND COMMERCIALIZATION PLANS
Section 3.01 Steering Committee. Ardelyx and FOSUN shall establish a steering committee in accordance with this Article III (the “SC”). The SC shall remain in effect as from the Effective Date through the Term, or until such earlier date, as Ardelyx, in its sole discretion, determines to terminate its membership in the SC. The SC shall serve as a forum for discussing and sharing Information and Materials; discussing strategy regarding the Development of the Licensed Products, among other activities. FOSUN shall submit to the SC all results from the Bridging Studies and any other clinical trials that FOSUN shall conduct in the Territory as soon as reasonably practicable after completion, but in any event within a time frame sufficient to enable Ardelyx to meet any obligations that it may have regarding such clinical trial results and the disclosure thereof, including those obligations it may have under any Applicable Law or the rules and regulations of any Governmental Body. At a minimum, FOSUN shall provide a summary in English of each final report of each clinical trial to the SC, within [***] ([***]) days after finalization of the clinical trial report. The summary shall contain such information as Ardelyx shall reasonably request.
Section 3.02 Composition of the SC. Each Party shall appoint [***] ([***]) representatives as its voting members of the SC. The first meeting of the SC shall be held within [***] ([***]) days of the Effective Date. The SC shall be chaired by a representative of [***]. The chairperson shall be responsible for calling meetings, setting the agenda, circulating the agenda at least [***] ([***]) days prior to each meeting and distributing minutes of the meetings within [***] ([***]) days following such meetings, but will not otherwise have any greater power or authority than any other member of the SC. The chairperson shall coordinate with each Party to schedule each SC meeting at least [***] ([***]) months in advance of such meeting, or – with regard to meetings that are called for on shorter notice – as early as reasonably practicable in advance of such meeting. Each Party shall disclose to the chairperson any proposed agenda items, along with appropriate Information and Materials at least [***] ([***]) Business Days in advance of each meeting of the SC (or – with regard to meetings that are called for on shorter notice – as early as reasonably practicable in advance of such meeting). The chairperson shall not reject any proposed agenda items. All of the members of the SC shall have such expertise as appropriate to the activities of the SC. Each Party may replace its members of the SC upon written notice to the other Party and shall replace its members as the expertise required by the SC changes over time and as the Licensed Products advance through Development; [***]. From time to time, the SC may invite non-voting personnel of either Party having formulation, Manufacturing, Commercialization, marketing or other expertise to participate in discussions of the SC. An alternate voting member designated by a Party may serve temporarily in the absence of a permanent voting member appointed by such Party, and either Party may also designate one or more non-voting consultants to such Party who are under written obligations of confidentiality to such Party as SC observers who may attend the SC meetings in an observational capacity only.
Section 3.03 Commercialization Plan. The SC shall be responsible for the approval of the first commercialization plan prepared for each Licensed Product. Each such commercialization plan shall govern the launch of the Licensed Product and the Commercialization of the Licensed Product for at least [***] ([***]) months following such launch (“Commercialization Plan”), and each Commercialization Plan shall set forth the commercialization budget describing the costs and expenses relating to the Commercialization of the Licensed Product during the relevant period (“Commercialization Budget”). Within [***] ([***]) months after the [***], FOSUN shall submit the initial Commercialization Plan and Commercialization Budget for the relevant Licensed Product to the SC for approval. The initial Commercialization Plan shall include, the following, among other things, (a) a requirement that during launch and for the first [***] ([***]) months following the First Commercial Sale of the first Licensed Product, that FOSUN shall use [***], and (b) specific plans as to [***]. After the approval of the first Commercialization Plan and Commercialization Budget, the SC will review the Commercialization Plan and Commercialization Budget and the current status of the Commercialization activities at least [***] ([***]) times per year, and will amend the Commercialization Plan and Commercialization Budget as necessary pursuant to review. The SC will approve any material changes to the Commercialization Budget.
Section 3.04 Meetings of the SC. The SC shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the committee, but in no event shall such meetings be held less frequently than once every [***] ([***]) months through the first [***] ([***]) years following the First Commercial Sale of each Licensed Product in the Territory. Meetings of the SC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the SC, or may be held via internet, telephonically or by videoconference; provided that at least one 1 meeting per year shall be held in person until [***] ([***]) years following the First Commercial Sale of each Licensed Product in the Territory. Thereafter, the SC may determine how frequently to require meetings of the SC and how frequently to require in person meetings of the SC. Meetings of the SC will be effective if at least two (2) representatives of each Party are in attendance or participating in the meeting. Each Party will be responsible for the expenses incurred in connection with its employees, consultants and its members of the SC attending or otherwise participating in SC meetings.
Section 3.05 SC Decision Making. The SC shall make decisions within its remit only by [***]. In the event that [***] on a matter before it for decision within [***] ([***]) days after the matter was first considered by it, then [***] shall have the final decision making authority except for decisions that (a) [***] (i) [***] or (ii) [***], or (b) [***], with respect to which decisions, [***] shall have the right to refer such matter to the Senior Executives, who shall meet

(in person, via internet, telephonically or by videoconference) to resolve the matter within [***] ([***]) days of such referral.
ARTICLE IV.
GENERAL PROVISIONS ON DEVELOPMENT AND COMMERCIALIZATION
Section 4.01 Record Keeping. Each Party shall maintain, or cause to be maintained, records of its activities under this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its activities hereunder, which shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement, and which shall be retained by such Party for at least [***] ([***]) years after the termination of this Agreement, or for such longer period as may be required by Applicable Laws. Each Party shall have the right, during normal business hours and upon reasonable prior notice to the other Party, to inspect and copy any such records of such other Party.
Section 4.02 Conduct of Certain Development Activities. Any clinical trial(s) and other Development studies that are commenced in the Territory after the Effective Date to support Regulatory Approval of the Licensed Products in the Territory will be conducted solely by FOSUN; provided, however, Ardelyx may sponsor or co-sponsor such clinical studies pursuant to the Applicable Law of the Regulatory Health Authority of the Territory, in which case Ardelyx shall use Commercially Reasonable Efforts to cooperate with FOSUN to conduct such clinical trials in the Territory. Notwithstanding anything to the contrary, all clinical trials in the Territory conducted in accordance with this Agreement shall be [***] and [***] of [***]’s cooperation and assistance.
Section 4.03 Diligence Obligations.
(a) FOSUN shall use Commercially Reasonable Efforts at its own cost and expense to carry out its activities under this Agreement to develop (including to seek Regulatory Approval in the Territory), Manufacture (as set forth herein) and Commercialize the Licensed Product in the Territory for the indication of hyperphosphatemia related to chronic kidney disease and for irritable bowel syndrome with constipation. FOSUN shall act reasonably in preparing the Commercialization Plans, and any amendments thereto, including the corresponding Commercialization Budgets each of which shall be consistent with the obligation to use Commercially Reasonable Efforts as set forth herein. For purposes of this Section 4.03(a) the Parties agree that in order to demonstrate that it has utilized Commercially Reasonable Efforts as required under this Section 4.03(a), FOSUN shall meet the following timelines and other objectives [***] with respect to each of the indications of hyperphosphatemia related to chronic kidney disease and irritable bowel syndrome:
(i) [***] provided that all necessary documents for the [***] have been provided by Ardelyx;
(ii) [***] following [***];

(iii) [***] within [***] ([***]) months after [***];
(iv) [***] within [***] ([***]) months following completion of [***];
(v) [***] within [***] ([***]) months after receipt of [***];
(vi) [***] and for the first [***] ([***]) [***];
(vii) [***] in the first [***] ([***]) months shall [***] of FOSUN’s [***] in the Territory; and
(viii) Each [***] for each Licensed Product shall not be less than [***] for such Licensed Product for [***] following the [***].
(b) If FOSUN fails to fulfill its obligations within certain period under Section 4.03(a), the Parities agree to extend another [***] ([***]) months of such period for FOSUN to achieve such objectives. If FOSUN fails to achieve the specific objectives within the extended periods, or if FOSUN fails to meet its obligations generally under Section 4.03(a), then Ardelyx may exercise its rights under Section 13.02 or proceed directly to exercise its rights under Section 11.02(a) (subject to the provisions set forth therein), at Ardelyx’s sole discretion.
Section 4.04 Reports of Development Activities. FOSUN shall report on the Development activities of the Licensed Product undertaken by it at each meeting of the SC. The Development reports shall include a reasonably detailed summary of all results, data and material inventions, if any, obtained from such Development activities. In addition, FOSUN shall, at its own expense, make appropriate scientific and regulatory personnel available to Ardelyx, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep Ardelyx informed of Development activities conducted by FOSUN.
Section 4.05 Regulatory Matters.
(a) To the extent permitted under Applicable Law, FOSUN shall be the marketing authorization holder for the Licensed Products in the Field in the Territory. If it is determined during the Term that pursuant to Applicable Law the Parties are not able to operate under the terms of this Section 4.05, then Ardelyx shall be the marketing authorization or imported drug license holder of the Licensed Products. Notwithstanding the foregoing sentence, however, Ardelyx shall not have any right to Develop and/or Commercialize the Licensed Product in the Field in the Territory. FOSUN shall reimburse Ardelyx for any and all costs (internal and external) that Ardelyx may incur in being the marketing authorization or imported drug license holder, if so required by Applicable Law.
(b) FOSUN shall be solely responsible for preparing, filing and submitting all Regulatory Documents related to the Licensed Compounds and Licensed Products with the Regulatory Health Authority in the Territory, including all applications for Regulatory Approval. FOSUN shall own any and all applications for Regulatory Approvals, the Regulatory Approvals, and other regulatory filings related to the Licensed Compounds and Licensed Products, which will be held in the name of FOSUN. FOSUN shall also be solely responsible for providing, in the format required by the applicable Regulatory Health Authorities, the data and information required to be submitted to such Regulatory Health Authorities for Regulatory Approval of the Licensed Products in the Territory, including without limitation data from all clinical trials and all Manufacturing and controls information required for Regulatory Approval of such Licensed Product by the Regulatory Health Authorities in the Territory. FOSUN shall, subject to Section 4.03(a), use Commercially Reasonable Efforts to obtain Regulatory Approval for Licensed Products in the Territory.
(c) During the Term, FOSUN shall report to Ardelyx regarding the status of each pending or proposed IND equivalent application or Drug Approval Application covering a Licensed Product in the Territory.
(d) FOSUN shall notify Ardelyx of any request for [***] and FOSUN shall allow [***], in Ardelyx’s sole discretion. The foregoing shall apply with respect to [***]. FOSUN shall as soon as reasonably practicable furnish Ardelyx with copies of all substantive correspondence FOSUN has had with any Regulatory Health Authority, and contact reports concerning substantive conversations or substantive meetings with any Regulatory Health Authority, in each case relating to any such IND equivalent or Drug Approval Application.
Section 4.06 Adverse Event Reporting and Product Recall.
(a) Each Party agrees to provide the other Party with the necessary safety information required by Regulatory Health Authorities to comply with Applicable Laws. Ardelyx will hold the safety database for the Licensed Compounds and the Licensed Products and FOSUN will provide safety information as required by Applicable Laws, in a timely manner. As promptly as possible following the Effective Date, but no later than the commencement of the first clinical trial by FOSUN in the Territory, the Parties will enter into a detailed safety agreement (the “Safety Agreement”), governing, among other things, appropriate adverse event reporting procedures relating to Licensed Products and reflecting the provisions set forth above in this Section 4.06(a). The Parties shall also enter into a detailed pharmacovigilance agreement at such time as the phase of Development of a Licensed Product by a Party, its Affiliates or Sublicensees would make such an agreement necessary or advisable.
(b) In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Licensed Compounds or the Licensed Products, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or market withdrawal shall promptly advise the other Party thereof.
Section 4.07 General Provisions Regarding Commercialization. FOSUN will control and perform, itself or through its Affiliates, Sublicensees or Distributors, the Commercialization of all Licensed Products in the Field throughout the Territory and, as a result, shall, subject to Section 4.03(a), be obligated and responsible for using Commercially Reasonable Efforts to carry out Commercialization activities pursuant to each Commercialization Plan and in accordance with each Commercialization Budget. For the avoidance of doubt FOSUN (or, as the case may be, its Affiliates or Sublicensees) shall book all of their sales of each Licensed Product, coordinate the Manufacture and supply of all Licensed Products required for Commercialization, invoice Third Parties (including Distributors) that purchase Licensed Products from FOSUN (or its Affiliates or

Sublicensees), and collect payment for all Licensed Products sold by FOSUN (or its Affiliates or Sublicensees). Except to the extent otherwise described in this Agreement, FOSUN will be solely responsible for, and will bear all costs relating to, the Commercialization of the Licensed Products in the Territory.
ARTICLE V.
MANUFACTURE AND SUPPLY
Section 5.01 Supply.
(a) Ardelyx shall be responsible for supplying such quantities of Licensed Compound and Licensed Product for use in the Development and Commercialization of the Licensed Products under this Agreement as the Parties shall agree to and document in the MSA discussed below (the “API Supply”). Ardelyx shall also be responsible for supplying such quantities of Licensed Product and placebos for FOSUN’s Development activities hereunder as the Parties shall agree to and document in the MSA discussed below (the “Development Supply”). All API Supply and Development Supply delivered to FOSUN shall be paid for by FOSUN at the Transfer Price. Ardelyx shall deliver such quantities of API Supply to FOSUN for Development as the Parties shall agree.
(b) Ardelyx shall continue to supply sufficient Licensed Product to FOSUN for Commercialization, at the Transfer Price, until FOSUN notify Ardelyx in accordance with the terms of the MSA to reduce or cease the supply due to the fact that (i) FOSUN is permitted under Applicable Law to Manufacture, or to have Manufactured, Licensed Product for Commercialization on its own, (ii) FOSUN has developed a commercial process for the Manufacture of the Licensed Product and has scaled up that process to Manufacture the Licensed Product in such volumes as reasonably take into account the anticipated demand for the Licensed Product throughout the Territory, and (iii) FOSUN has completed all the necessary regulatory procedures with CFDA to enable FOSUN to Manufacture commercial supplies of the Licensed Product. FOSUN shall use Commercially Reasonable Efforts to complete all activities set forth in (i) through (iii) above.
(c) The Parties agree and acknowledge that a separate manufacturing and supply agreement (“MSA”) is required to be entered into between the Parties to further govern the supply obligations undertaken by Ardelyx hereunder. The Parties shall also enter into a separate Quality Assurance Agreement (“QAA”) that shall define the manufacturing and supply quality responsibilities of the Parties for the Licensed Compound and the Licensed Product. The MSA and the QAA shall be negotiated in good faith between the Parties and be executed as promptly as possible following the Effective Date. The Parties’ objective is that the MSA and the QAA shall be entered into as soon as possible and within [***] ([***]) days of the Effective Date.
Section 5.02 Development Work. Ardelyx covenants to FOSUN that it is and will be capable of satisfying its obligations to supply Licensed Compound and Licensed Product in the quantities and timeframes that are agreed to by the Parties and set forth in the MSA. In the event that Ardelyx is required to engage in any Development activities [***] for the purposes of (i) [***], and (ii) [***], then in any such event FOSUN shall reimburse Ardelyx for its reasonable internal costs, including its FTE costs, and any and all external costs incurred by Ardelyx in connection with completing such Development work.
Section 5.03 Material Transfer. Ardelyx shall transfer and the SC shall coordinate to transfer all Licensed Know-How, including, but not limited to all dossiers for registration in US, that is necessary and/or useful to Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized the Licensed Product in the Territory to FOSUN. Ardelyx shall make such Licensed Know-How available to FOSUN within [***] ([***]) days after the determination by the SC of the specific Licensed Know-How required.
Section 5.04 Manufacturing after Certain Terminations If, after such time as when FOSUN has assumed responsibility for the Manufacture of Licensed Products and this Agreement is terminated, FOSUN shall, as soon as reasonably practicable, provide to Ardelyx, if Ardelyx so requests, all Information and Materials Controlled by FOSUN and relating specifically to the Licensed Product, including without limitation development and manufacturing reports. FOSUN shall provide Ardelyx copies of all Regulatory Documentations sufficient to enable Ardelyx to Manufacture and supply Ardelyx’s requirements of all Licensed Products as promptly as possible thereafter. At Ardelyx’s election, in addition to its obligation set forth in Section 11.03(h) to seek to assign to Ardelyx Third Party agreements with respect to the Manufacture of Licensed Product, FOSUN shall transfer to Ardelyx any inventory of Licensed Compound and/or Licensed Product that FOSUN has in its Control as of the effective date of such foregoing termination (except for such quantities as FOSUN may need to retain for reference purposes), and Ardelyx shall in consideration thereof pay to FOSUN the Cost of Goods for such inventory. At all times, FOSUN shall provide reasonable assistance to Ardelyx with respect to the transfer of Information and Materials so as to permit Ardelyx to begin Manufacturing and supplying its requirements of Licensed Product as soon as possible to minimize any disruption in the continuity of supply. FOSUN covenants to Ardelyx that any Third Party agreements under which FOSUN engages such Third Party to manufacture Licensed Products shall contain provisions regarding the allocation of Intellectual Property Rights and rights in work product that are consistent with the terms of this Agreement and will enable FOSUN to fulfill its obligations to Ardelyx under this Section.
Section 5.05 Other Supply. Notwithstanding anything to the contrary herein, FOSUN shall not supply Licensed Compound or Licensed Products to any Third Party for any Third Party use, other than to Develop and Commercialize Licensed Products in compliance with this Agreement. In addition, FOSUN shall not license any Third Party (other than a Sublicensee or other sublicensee consistent with the terms and conditions of this Agreement) to make or have made Licensed Products, except to carry out the provisions of this Article V. FOSUN shall not Manufacture or have Manufactured Licensed Compound, nor shall FOSUN authorize or license any Third Party to Manufacture or to have Manufactured Licensed Compound. FOSUN shall not purchase any Licensed Compound from any party other than Ardelyx, and FOSUN shall not purchase any Licensed Product from any party other than Ardelyx or a Third Party under written agreement with FOSUN to Manufacture Licensed Product for sale to FOSUN, its Affiliates and/or its Sublicensees.

ARTICLE VI.
CONSIDERATION
Section 6.01 Upfront. As payment for the rights and licenses granted to FOSUN by Ardelyx under this Agreement, FOSUN shall pay to Ardelyx a nonrefundable one-time upfront payment of twelve million U.S. dollars (U.S. $12,000,000) within thirty (30) Business Days after the Effective Date. The upfront payment shall not be creditable against any other payments FOSUN is obligated to make to Ardelyx under this Agreement.
Section 6.02 Milestone Payments.
(a) FOSUN shall make the following one-time, nonrefundable milestone payments to Ardelyx within [***] ([***]) Business Days following the first achievement of each of the following milestone events for a Licensed Product, subject to the limitations and additional provisions set forth below in this Section 6.02:

Milestone Event for a Licensed Product	Milestone Number	Milestone Payment
[***]	[***]	USD [***]
[***]	[***]	USD [***]
[***]	[***]	USD [***]
[***]	[***]	USD [***]
[***]	[***]	USD [***]
[***]	[***]	USD [***]
For the avoidance of doubt, [***].
(b) Each of the milestones set forth in Section 6.02(a) is eligible to be earned individually.
(c) No payments pursuant to Section 6.02(a) shall be creditable against any other payments FOSUN is obligated to make to Ardelyx under this Agreement.

Section 6.03 Sales Related Milestones.
(a) FOSUN shall make the following one-time, nonrefundable milestone payments to Ardelyx within [***] ([***]) Business Days following the first achievement of each of the following milestones, subject to the limitations and additional provisions set forth below in this Section 6.03.

Milestone Event	Milestone Payment
[***]	[***] ([***]) USD
[***]	]Fifteen Million] ([***]) USD
[***]	[***] ([***]) USD
[***]	[***] ([***]) USD
(b) Sales between FOSUN, its Affiliates and Sublicensees shall not be subject to sales milestones hereunder. Sales milestones shall be calculated on FOSUN’s, its Affiliates’ and Sublicensees’ sales of the Licensed Products to a Third Party, including Distributors (but excluding for the avoidance of doubt Sublicensees).
(c) In the event that more than one of the sales milestones set forth in Section 6.03(a) are achieved in the same Calendar Year, the payment associated with each sales milestone achieved in such Calendar Year shall be due and payable by FOSUN to Ardelyx following the end of such Calendar Year.
(d) No payments pursuant to Section 6.03(a) shall be creditable against any other payments FOSUN is obligated to make to Ardelyx under this Agreement.
Section 6.04 Royalties.
(a) Subject to the provisions set forth below in Section 6.04(c) through Section 6.04(f), and Section 6.05, FOSUN shall pay to Ardelyx a royalty on aggregate Annual Net Sales of the Licensed Products made by FOSUN, its Affiliates, or its Sublicensees at the following rate:

Range of Annual Net Sales	Royalty Rate
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%
Each Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales in the Territory during a given Calendar Year that falls within the indicated range. For illustration purposes only, if Annual Net Sales in the Territory during a Calendar Year is $[***], then the aggregate royalties payable with respect thereto will be $[***], with calculation as follows: (i) $[***] multiplied by [***]% = $[***], plus (ii) $[***] multiplied by [***]% = $[***], plus (iii) $[***] multiplied by [***]% = $[***], and plus(iv) $[***] multiplied by [***]% = $[***].
(b) Sales between FOSUN, its Affiliates and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on FOSUN’s, its Affiliates’ and Sublicensees’ sales of the Licensed Products to a Third Party, including Distributors (but excluding for the avoidance of doubt Sublicensees).
(c) If, at any time, (i) a Generic Product receives Regulatory Approval in the Territory and (ii) the aggregate number of units of the relevant Licensed Product sold in the Territory in a given Calendar Year (after the first Calendar Year in which the Generic Product is sold in the Territory) decrease by more than [***] percent ([***]%) compared to the Calendar Year immediately preceding the first Calendar Year in which the Generic Product is sold, then, the royalties that would otherwise have been payable on Net Sales of such Licensed Product in the Territory under this Agreement shall be reduced by [***] percent ([***]%) as from the first Calendar Year in which this Section 6.04(c) applies and thereafter for so long as the aggregate number of units of the relevant Licensed Product sold in a given Calendar Year are at least [***] percent ([***]%) less than the number of units of such Licensed Product sold in the Calendar Year immediately preceding the first Calendar Year in which the Generic Product is sold. The calculation of the royalty reduction under this Section 6.04(c) shall be conducted separately for each Licensed Product.
(d) Any reductions set forth in Section 6.04(c) and Section 6.04(f) shall be applied in the order in which the event triggering such reduction occurs, provided that in no event shall, due to the cumulative reductions set out in Section 6.04(c), and Section 6.04(f), the royalties that would otherwise have been payable to Ardelyx under this Section 6.04 in a particular Calendar Quarter be reduced by more than [***] percent ([***]%) of that which would be due pursuant to Section 6.04(a). [***]
(e) FOSUN’s obligation to pay royalties due under this Section 6.04 shall commence with respect to each separate Licensed Product, on the date of the First Commercial Sale of such Licensed Product and shall expire with respect to such Licensed Product, at the latest of: (i) the [***] anniversary of the First Commercial Sale of such Licensed Product in the Territory, (ii) the date on which there is no longer a Valid Claim that covers the Exploitation of the Licensed Product or the Licensed Compound in the Territory, and (iii) the expiration of all Regulatory Approvals for such Licensed Product in the Territory. At such time as FOSUN’s obligation to pay royalties under this Section 6.04 have expired with respect to a Licensed Product, the license granted to FOSUN under Section 2.01 shall automatically, and without further action on the part of Ardelyx or FOSUN, become non-exclusive, fully-paid, irrevocable and perpetual with respect to such Licensed Product and the Net Sales of such Licensed Product shall be excluded from royalty calculations under this Section 6.04 (including for purposes of applying thresholds and ceilings). Notwithstanding the foregoing, FOSUN’s exclusivity to such Licensed Product shall continue if FOSUN elects to keep paying the royalties as defined in this Section 6.04 after the expiration of its obligation to pay royalties due.
(f) If (i) [***] that it is necessary to obtain a license from any Third Party in order to avoid infringement of such Third Party’s Patent in the Territory, (ii) such Patent claims the [***], (iii) there are not any other [***] alternatives available to avoid such infringement, and (iv) FOSUN is required to pay to such Third Party a royalty, milestone payments or other monetary compensation in consideration for the grant of such license (“Third Party Compensation”), then, provided that Ardelyx has consented in writing to the terms (including, without limitation, the payment terms) of the Third Party license under which the Third Party Compensation is payable prior to the execution of such Third Party license, for the period during which FOSUN owes royalties to Ardelyx hereunder, the amounts that would otherwise have been payable as royalties to Ardelyx under this Agreement shall be reduced by the amount of all Third Party Compensation payable by or on behalf of FOSUN to such Third Party. [***]. For the avoidance of doubt, provided that Ardelyx has consented in writing to the terms (including, without limitation, the payment terms) of the Third Party license under which the Third Party Compensation is payable prior to the execution of such Third Party license, Ardelyx shall [***].
Section 6.05 Combination Products. In the event Ardelyx is entitled to receive royalties under this Agreement from any Licensed Product sold in the form of a Combination Product in the Territory, then Net Sales for such Combination Product will be calculated by multiplying the actual Net Sales of such Combination Product in the Territory by the fraction A/(A+B), where A is the standard sales price in the Territory of a Licensed Product, containing the same amount of Licensed Compound as the sole active ingredient as the Combination Product in question (a “Comparable Licensed Product”), if sold separately, and B is the standard sales price in the Territory of the ready for sale form of a product containing the same amount of the other therapeutically active ingredient(s) in the Combination Product that are not Licensed Compounds (the “Other Ingredients”), if sold separately. If the Other Ingredients are not sold separately in the Territory, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the standard sales price in the Territory of a Comparable Licensed Product, if sold separately, and C is the standard sales price of the Combination Product in the Territory. If a Comparable Licensed Product is not sold separately, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the standard sales price in the Territory of the Other Ingredients and C is the standard sales price in the Territory of the Combination Product. For the purpose of the above, the standard sales price for a Comparable Licensed Product and for each Other Ingredient shall be for a quantity comparable to that used in the Combination Product in question and of the same class, purity and potency. If neither a Comparable Licensed Product nor the Other Ingredients are sold separately in the Territory, Net Sales for the purposes of determining royalties of such Combination Product shall be determined by the Parties on the basis of a fair market value of such Comparable Licensed Product and Other Ingredient to be negotiated by the Parties in good faith, taking into account costs, overheads and profit of the relevant Licensed Compound(s), the Other Ingredients and the Combination Product. For purposes of the calculations set forth in this Section 6.05, prior to the First Commercial Sale of a Combination Product, the SC shall discuss the calculations set forth herein, including the standard sale prices to be used in such calculation.
Section 6.06 Sales by Sublicensees. In the event FOSUN grants sublicenses to one or more Sublicensees to make or sell Licensed Products to the extent permitted hereunder, such sublicenses shall include without limitation an obligation for the Sublicensee to account for and report its Net Sales of such Licensed Products on the same basis as if such sales were Net Sales by FOSUN, and FOSUN shall pay royalties and sales milestones to Ardelyx as if the Net Sales of the Sublicensee were Net Sales of FOSUN.
Section 6.07 Royalty Payments and Reports. The royalties payable under Section 6.04 shall be calculated quarterly as of the last day of March, June, September and December respectively for the Calendar Quarter ending on that date. FOSUN shall deliver to Ardelyx a report summarizing the Net Sales of Licensed Products during each Calendar Quarter following the First Commercial Sale of a Licensed Product in the Territory. A draft of such report shall be provided within [***] days the end of each Calendar Quarter for which royalties are due from FOSUN to allow Ardelyx to estimate its royalty payments from FOSUN. A final report shall be delivered within [***] ([***]) Business Days following the end of each Calendar Quarter . Any royalties payable to Ardelyx or its designee under this Agreement shall be paid on the date that final report for the Calendar Quarter is delivered to Ardelyx under this Section 6.07.
Section 6.08 Taxes.
(a) The royalties, milestones and other amounts payable by FOSUN to Ardelyx pursuant to this Agreement (“Payments”) shall not be reduced on account of Taxes unless required by Applicable Laws. To the extent any payments made by FOSUN pursuant to this Agreement become subject to withholding Taxes under Applicable Laws, FOSUN shall deduct and withhold the amount of such Taxes for the account of Ardelyx to the extent required by Applicable Laws; such amounts payable to Ardelyx shall be reduced by the amount of withholding Taxes deducted and withheld; and FOSUN shall pay the amounts of such Taxes to the proper governmental authority in a timely manner and transmit to Ardelyx an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authority of all amounts deducted and withheld sufficient to enable Ardelyx to claim such payment of Taxes.

Any such withholding Taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by, Ardelyx. Except as provided in this Section 6.08(a), all taxes or duties in connection with payments made by FOSUN for Indirect Taxes, including any value added or similar tax or local tax or surcharge on value added taxes and any import duty or fees, shall be borne by FOSUN.. Notwithstanding the foregoing, if Ardelyx is entitled (whether under any applicable tax treaty or otherwise under Applicable Laws) to a reduction in the rate of, or the elimination of, withholding Tax, it may deliver to FOSUN or the appropriate governmental authority (with the assistance of FOSUN to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve FOSUN of its obligation to withhold Tax, and FOSUN shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. FOSUN agrees to take reasonable and lawful efforts to minimize such Taxes to Ardelyx. FOSUN shall cooperate with Ardelyx as reasonably requested in any claim for refund or application to any Tax Authority. If FOSUN intends to withhold Tax from any Payment, FOSUN shall inform Ardelyx reasonably in advance of making such Payment to permit Ardelyx an opportunity to provide any forms or information or obtain any Tax Authority approval as may be available to reduce or eliminate such withholding.
(b) Tax Gross-up. Notwithstanding anything to the contrary herein, if (i) FOSUN redomiciles or assigns its rights or obligations under this Agreement, (ii) as a result of such redomiciliation or assignment, FOSUN (or its assignee) is required by Applicable Law to withhold taxes, or such redomiciliation or assignment results in the imposition of Indirect Taxes that were not otherwise applicable, from or in respect of any amount payable under this Agreement, and (iii) such withholding taxes or Indirect Taxes exceed the amount of withholding taxes or Indirect Taxes that would have been applicable but for such redomiciliation or assignment, then any such amount payable to Ardelyx pursuant to this Agreement shall be increased to take into account such withholding taxes or Indirect Taxes as may be necessary so that, after making all required withholdings (including withholdings on the additional amounts payable) and/or paying such Indirect Taxes, as the case may be, Ardelyx receives an amount equal to the sum it would have received had no such increased withholding been made and no such Indirect Taxes had been imposed. The obligation to pay additional amounts pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax or Indirect Taxes would not have been imposed but for the assignment by Ardelyx of its rights or obligations under this Agreement or the redomiciliation of Ardelyx outside of the United States, to the extent such assignment or redomiciliation occurs after the redomiciliation or assignment by FOSUN described in the first sentence of this Section 6.08(b). Solely for purposes of this Section 6.08(b), a Party’s “domicile” shall include its jurisdiction of incorporation or tax residence and a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.
(c) Notwithstanding anything to the contrary contained in this Section 6.08 or elsewhere in this Agreement, the following shall apply with respect to Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, FOSUN shall be responsible for such Indirect Taxes and shall not reduce any Payments due Ardelyx hereunder as a result of such Indirect Taxes. FOSUN shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued by Ardelyx in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate or at the time such Indirect Taxes are required to be collected by Ardelyx, in the case of payment of Indirect Taxes to Ardelyx. The sum of the net amount received by Ardelyx and the withholding income Tax levied by China Tax Authority discussed in Section 6.08(a) above for each payment shall not be less than the amount of the Upfront and Milestone Payments set forth in Section 6.01, 6.02 and 6.03.The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, FOSUN shall promptly inform Ardelyx and shall cooperate with Ardelyx to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.
Section 6.09 Payments or Reports by Affiliates. Any Payment required under any provision of this Agreement to be made to Ardelyx or any report required to be made by FOSUN shall be made by an Affiliate of FOSUN if such Affiliate is designated by FOSUN as the appropriate payer or reporting entity.
Section 6.10 Mode of Payment. All payments set forth in this Article VI shall be remitted by wire transfer to the bank account of Ardelyx as designated in writing to FOSUN.
Section 6.11 Payment Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, Net Sales and any adjustments to payments under this Agreement shall be translated into United States dollars at an exchange rate determined by using the 30-day trailing average of the daily Middle Exchange Rate for the renminbi of People’s Bank of China (the central bank of the government of China) as published daily at http://www.safe.gov.cn/wps/portal/english/Home.
Section 6.12 Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the milestones or royalties payable under this Agreement are related to the license (or right) to import or any import of Licensed Products. FOSUN shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any Licensed Products or Licensed Compounds transferred to FOSUN under this Agreement. The Parties shall co-operate in accordance with Applicable Laws to ensure where permissible that no import duties are paid on imported materials. Where import duties are payable, the Parties shall co-operate to ensure that the Party responsible for shipping values the materials in accordance with Applicable Laws and minimizes where permissible any such duties and any related import taxes that are not reclaimable from the relevant authorities.
Section 6.13 Discounted Sales. In the event that one or more Licensed Products is included as part of a package of products offered to customers of FOSUN, and discounts on packages including Licensed Products are offered independently in the Territory, FOSUN shall not discount the price of the Licensed Products sold as part of a package unreasonably compared to the discount FOSUN offers on prices of the other products included in such package.

ARTICLE VII.
CONFIDENTIALITY
Section 7.01 Confidentiality. The Parties agree that the Party receiving Confidential Information disclosed by or on behalf of the other Party pursuant to this Agreement shall, and shall cause its officers, directors, employees, agents, Affiliates and Sublicensees and other Persons to which a sublicense is granted, to, keep confidential and not publish or otherwise disclose or use for any purpose other than to conduct its activities under this Agreement or otherwise as expressly authorized by this Agreement any Confidential Information furnished to it by or on behalf of the other Party pursuant to this Agreement.
Section 7.02 Exceptions. Notwithstanding the foregoing, the obligations set forth in Section 7.01 shall not apply in respect of Confidential Information to the extent that it can be established by the receiving Party that such Confidential Information:
(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by or on behalf of the other Party;
(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c) was independently developed without use of the disclosing Party’s information, as evidenced by contemporaneous written records;
(d) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party and other than through any act or omission of the receiving Party in breach of this Agreement; or
(e) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
Section 7.03 Receipt of Third Party Information and Materials. Neither Party shall knowingly receive documents relating to Licensed Products or Licensed Compounds under an obligation of confidentiality to Third Parties that requires the Party receiving such documents to withhold access to the other Party without such Party’s written consent.
Section 7.04 Authorized Disclosure. Each Party may disclose Confidential Information to the extent that such disclosure is:
(a) required by law, order, or regulation of a government agency or a court of competent jurisdiction, or by the rules of a securities exchange, provided that the Party required to make such disclosure shall (i) give the other Party reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) if requested by the other Party, use Commercially Reasonable Efforts to obtain protective orders or any available limitations on or exemptions from such disclosure requirement where applicable and practicable;

(b) made to a patent office for the purposes of filing or enforcing a Patent as permitted in this Agreement, provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;
(c) made by a Party or its Affiliates, Distributors, Sublicensees or other sublicensees to the Regulatory Health Authority for the purposes of any filing, application or request for Regulatory Approval for Licensed Compounds or Licensed Products as permitted in this Agreement;
(d) made to advisors, actual or potential Third Party partners, investors, licensees, sublicensees or acquirers of all or substantially all of the assets to which this Agreement relates;
(e) made by FOSUN or its Affiliates, Distributors, Sublicensees, or other sublicensees to Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Compounds or Licensed Products as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith; or
provided that with respect to disclosures as per subsection (d) and (e) or the following sentence, the Party making such disclosures shall ensure that each Third Party recipient is bound by obligations of confidentiality no less restrictive than those contained in this Agreement and shall be liable to the other Party for any breach of such confidentiality obligations by the relevant recipient. In addition (but without prejudice to) the above provisions, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article VII, Confidential Information to any Third Party for the purpose of carrying out activities authorized under this Agreement, including without limitation disclosures to Sublicensees or other sublicensees.
Section 7.05 Survival. This Article VII (other than Section 7.03) shall survive for a period of [***] ([***]) years following the termination or expiration of the Agreement, provided that the First Commercial Sale of a Licensed Product had commenced at the time this Agreement terminates or expires. However, this Article VII (other than Section 7.03) shall survive for a period of [***] ([***]) years following the Effective Date of this Agreement, provided that the First Commercial Sale of a Licensed Product had not commenced at the time this Agreement terminates or expires.
Section 7.06 Termination of Prior Agreements. This Agreement supersedes the Confidentiality Agreement between Ardelyx and FOSUN dated as of February 23, 2017, (the “CDA”). All Information and Materials exchanged between the Parties under the CDA shall be deemed Confidential Information and shall be subject to the terms of this Article VII, and shall be included within the definitions of Licensed Technology and FOSUN [***] Technology, as applicable.
Section 7.07 Publications. Except as required by law, each Party agrees that it shall not publish or publicly present any information relating to Licensed Compounds or Licensed Products, (a) without the opportunity for prior review by the other Party and (b) other than in compliance with this Section 7.07. Each Party shall provide to the other Party the opportunity to review any proposed publications or presentations (including without limitation information to be presented verbally) that relate to Licensed Compounds or Licensed Products as early as reasonably practical, but at least [***] ([***]) days prior to their intended submission for publication or presentation and such submitting Party agrees, upon written request from the other Party within the Review Period (as defined below), not to submit such abstract or manuscript for publication or to make such presentation until the other Party agrees, which agreement shall not be unreasonably withheld. The other Party shall have [***] ([***]) days after its receipt of any such publication or presentation (the “Review Period”) to notify the submitting Party in writing of any specific objections to the intended publication or presentation. Each Party shall, in any such publication or presentation, delete from the proposed disclosure any Confidential Information and Materials of the other Party. Additionally, if the other Party notifies the submitting Party within the Review Period that the other Party objects to such disclosure on the basis that a patent application claiming information contained in such disclosure should be filed prior to such disclosure, the submitting Party agrees to reasonably delay disclosure of the relevant information, for up to [***] ([***]) days after the other Party’s timely notification of its objection as per the above, or until such application has been filed, if earlier. Once any such abstract or manuscript is accepted for publication, the submitting Party will provide the other Party with a copy of the final version of the manuscript or abstract.
ARTICLE VIII.
OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS
Section 8.01 Disclosure. During the Term, the Parties shall promptly disclose to one another all Joint Technology and Sole Program Know-How (whether patentable or not).
Section 8.02 Ownership.
(a) Inventorship of all inventions and other Know-How conceived or first made in the course of activities performed after the Effective Date in the course of the Parties’ performance under this Agreement shall be determined in accordance with the laws of inventorship of the United States. Subject to the licenses granted in Article II and to the other provisions of this Agreement, all such inventions and other Know-How invented by employees or independent contractors of one Party (“Sole Program Know-How”) shall be solely owned by the inventing Party, and any inventions and Know-How that are invented jointly by employees or independent contractors of each Party will be owned jointly by the Parties (“Joint Know-How”). For clarity, Ardelyx’s Development and Commercialization of a Licensed Compound or Licensed Product outside of the Field and/or outside of the Territory shall not be activities performed in the course of Ardelyx’s performance under this Agreement, and any inventions and other Know-How conceived or first made during the course of such Development and Commercialization shall be Ardelyx [***] Technology rather than Sole Program Know-How owned by Ardelyx.
(b) To the extent permissible under Applicable Laws, each Party will ensure that prior to conducting work on such Party’s behalf under this Agreement, each employee and contractor is obligated by Applicable Law, or written contract to (i) promptly disclosure to such Party of all inventions and Know-How conceived or reduced to practice by such employee or contractor during any performance under this Agreement, (ii) automatically assign to such Party all right, title and interest in and to all such inventions and Know-How and all Intellectual Property Rights therein, and (iii) adhere to similar obligations of confidentiality as are set forth in this Agreement. Each

Party will require each employee and contractor conducting work on such Party’s behalf under this Agreement to maintain records in sufficient detail and in a good scientific manner appropriate for regulatory purposes and purposes of pursuing Patent protection on inventions to properly reflect all work done.
Section 8.03 Prosecution and Maintenance of Patent Rights.
(a) Ardelyx. Ardelyx (or with respect to Ardelyx [***] Patents, Ardelyx or its licensor) shall be primarily responsible for and control the worldwide preparation, filing, prosecution (including without limitation conducting any interferences, oppositions, reissue proceedings, reexaminations and patent term extensions) and maintenance of Licensed Patents, Ardelyx [***] Patents and Joint Patents (collectively, the “Ardelyx Controlled Patents”); provided that with respect to all Ardelyx Controlled Patents, other than Ardelyx [***], Ardelyx shall provide FOSUN with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials, all to the extent in the Territory and relating to any Ardelyx Controlled Patents (other than the Ardelyx [***]), and will consider comments received from FOSUN with respect to such proposed filings, strategies and correspondence in the Territory in good faith and will not unreasonably reject such comments. Ardelyx agrees to discuss in good faith any changes reasonably requested by FOSUN to such filings, strategies and correspondence in the Territory upon their being received.
(b) FOSUN. FOSUN shall be primarily responsible for and control the worldwide preparation, filing, prosecution (including without limitation conducting any interferences, oppositions, reissue proceedings, reexaminations and patent term extensions) and maintenance of FOSUN Sole Invention Patents, FOSUN [***] Patents (“FOSUN Controlled Patents”) using in-house patent attorneys or counsel reasonably acceptable to Ardelyx; provided with respect to all FOSUN Controlled Patents, other than FOSUN [***], that FOSUN shall provide Ardelyx with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials or other Third Parties relating to any FOSUN Sole Invention Patents, and will consider comments received from Ardelyx with respect to such proposed filings, strategies and correspondence in good faith and will not unreasonably reject such comments. FOSUN agrees to discuss in good faith any changes reasonably requested by Ardelyx to such filings, strategies and correspondence promptly upon their being received. FOSUN agrees to implement any such recommended changes with the goal of optimizing overall patent protection for Licensed Compounds and Licensed Products, and Joint Technology. In any event, FOSUN will not finally abandon any claims and will not limit any claims that are specific to Licensed Compounds or Licensed Products without Ardelyx’s prior written consent.
(c) The Party responsible for prosecuting Patents pursuant to Section 8.03(a) or Section 8.03(b) shall provide all documentation it is required to provide pursuant to such Sections so as to provide the other Party a reasonable opportunity to review and comment thereon in advance of filing. A Party providing comments in accordance with Section 8.03(a) or Section 8.03(b) shall provide such comments expeditiously and in any event in reasonably sufficient time to meet any filing deadline communicated to it by the other Party that is consistent with the preceding sentence. The Party receiving any such patent application and correspondence shall maintain such information in confidence pursuant to Article VII, except (for the avoidance of doubt) for patent applications that have been published and official correspondence that is publicly available.
(d) Other than as described in Section 8.04(c) below, after the Effective Date, the Party prosecuting patent applications and maintaining Patents pursuant to this Section 8.03 shall be solely responsible for all costs and expenses associated with the filing, prosecution and maintenance of such Patents.
(e) If FOSUN decides not to file, prosecute or maintain a FOSUN Controlled Patent pursuant to Section 8.03(b), it shall give Ardelyx reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent to permit Ardelyx or its licensees in the territories where FOSUN has decided not to file, prosecute or maintain the FOSUN Controlled Patent to carry out such activity (but with respect to FOSUN [***] Patents only to the extent that the Patent is a FOSUN [***] Patent). After receiving such notice, Ardelyx may elect by written notice to FOSUN within [***] ([***]) days after receiving such notice from FOSUN to file, prosecute and maintain the relevant Patent, at its sole cost and expense. For the avoidance of doubt, where FOSUN is in receipt of an official action with a shortened response deadline of [***] ([***]) days or less, FOSUN will communicate such notice to Ardelyx as soon as possible and Ardelyx may make its election (pursuant to the foregoing sentence) no later than [***] ([***]) days prior to the deadline. If Ardelyx does so elect, then FOSUN shall cooperate with Ardelyx as necessary to enable Ardelyx to perform such acts as may be reasonably necessary for Ardelyx to file, prosecute or maintain such Patent, including the execution and filing of appropriate instruments and to facilitate the transition of such patent activities to Ardelyx.
(f) Each Party agrees to bring to the attention of the other Party any Third Party Patent it discovers, or has discovered, and which relates to the subject matter of this Agreement.
Section 8.04 Enforcement Rights.
(a) Infringement by Third Parties in the Territory
(i) The Party first having knowledge that any (x) Ardelyx Controlled Patents or (y) FOSUN Controlled Patents, in each case, claiming or covering inventions that are necessary or useful to Exploit a Licensed Compound or Licensed Product, is infringed, or misappropriated by a Third Party, or suspected of being infringed or misappropriated by a Third Party in the Territory shall promptly notify the other Party thereof in writing. Such notice shall set forth the facts of that infringement, misappropriation, or suspected infringement or misappropriation in reasonable detail.
(ii) Ardelyx (or in the case of Ardelyx [***] Patents, Ardelyx and/or Ardelyx’s licensee) shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding or negotiation of any settlements at its expense with respect to any infringement of Ardelyx Controlled Patents, by counsel of its own choice. With respect to actions, proceedings or settlements in the Territory, FOSUN shall have the right to participate in such action or negotiations at its expense and be represented if it so desires by counsel of its own choice. If necessary, at Ardelyx’s discretion, FOSUN agrees (i) in any such action in the Territory, and (ii) in any such action outside of the Territory with respect to a Joint Patent, to be joined as a party plaintiff and to give Ardelyx (or Ardelyx’s licensee or licensor, as the case may be), reasonable assistance and any needed authority to control, file, and to prosecute such action, at Ardelyx’s or its licensee’s or licensor’s expense. If Ardelyx or its licensee or licensor, as the case may be, elects not to institute and prosecute an action or proceeding or to conduct such negotiation to abate such infringement, within a period of [***] ([***]) days after both Parties become aware of the infringement or suspected infringement, then Ardelyx shall discuss with FOSUN the reasons for this decision. FOSUN shall then have the right, but not the obligation, to institute, prosecute, and control any such action in the Territory at its expense (but with respect to Ardelyx [***] Patents, only to the extent that the Patent is an Ardelyx [***] Patent). In such case, Ardelyx agrees, and to use Commercially Reasonable Efforts to cause its licensor to be joined as a party plaintiff and to give FOSUN reasonable assistance and any needed authority to control, file, and prosecute the suit as may be necessary; provided, however, that Ardelyx and/or its licensor if the licensor is the owner of such Patent, shall have the right to participate at its expense in such action and be represented if it so desires by counsel of its own choice. No settlement or consent judgment or other voluntary final disposition of a suit in the Territory under this Section 8.04(a)(ii) may be entered into without the consent of Ardelyx (and in the case of an Ardelyx [***] Patent owned by an Ardelyx licensor, such licensor) and FOSUN, which consent shall not be withheld, delayed or conditioned unreasonably.
(iii) FOSUN (or in the case of FOSUN [***] Patents, FOSUN and/or FOSUN’s licensor or licensee) shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding or negotiation of any settlements with respect to any infringement of FOSUN Controlled Patents, by counsel of its own choice with Ardelyx (or, with respect to actions or proceedings or negotiations outside of the Territory, Ardelyx and/or its licensees in such territory where the infringement is alleged to have occurred) having the right to participate in such action or negotiations at its expense and be represented if it so desires by counsel of its own choice. If necessary, Ardelyx agrees in any such action to be joined as a party plaintiff and to give FOSUN reasonable assistance and any needed authority to control, file, and to prosecute such action, at FOSUN’s expense. If FOSUN elects not to institute and prosecute an action or proceeding or to conduct such negotiation to abate such infringement, within a period of [***] ([***]) days after both Parties become aware of the infringement or suspected infringement, then FOSUN will discuss with Ardelyx the reasons for this decision. Ardelyx (or in the case of alleged infringement outside of the Territory, Ardelyx and/or its licensees in such territories where the infringement is alleged to have occurred) shall then have the right, but not the obligation, to institute, prosecute, and control any such action in the Territory. In such case, FOSUN agrees to be joined as a party plaintiff and to give Ardelyx (or its licensee, as the case may be) reasonable assistance and all authority to control, file, and prosecute the suit as may be necessary; provided, however, that FOSUN shall have the right to participate at its expense in such action and be represented if it so desires by counsel of its own choice. No settlement or consent judgment or other voluntary final disposition of a suit (i) in the Territory under this Section 8.04 (a)(iii) may be entered into without the joint consent of Ardelyx and FOSUN, which consent shall not be withheld, delayed or conditioned unreasonably, and (ii) outside of the Territory under this Section 8.04(a)(iii)

may entered into without the consent of Ardelyx, FOSUN and, if applicable, Ardelyx’s licensee in the territory where the infringement is alleged to have occurred..
(iv) With respect to any proceeding, negotiation or settlement with respect to an alleged infringement within or outside of the Territory, any and all costs that are incurred by the Party bringing suit in the exercise of rights under Section 8.04(a) (including without limitation the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties. If such recovery is insufficient to reimburse the costs of FOSUN, Ardelyx and Ardelyx’s licensees, if applicable, then each Party shall receive a pro rata portion of the recovery based on such Party’s costs relative to all costs incurred by the Parties in such action. If FOSUN is the Party bringing suit in the Territory, any remaining damage awards shall be deemed Net Sales for the purposes of Section 6.04. If Ardelyx (or its licensor) is the only Party bringing suit in the Territory, [***] shall be distributed [***]. If the suit is brought outside of the Territory, [***] shall be distributed [***].
(b) Defense and Settlement of Third Party Claims Against Licensed Products. If a Third Party asserts that a Patent or other right owned or controlled by it is infringed by the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product in the Territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party written notice of such claim and the related facts in reasonable detail. In such event, the Parties shall discuss how best to control the defense of any such claim. In the any event Ardelyx shall cooperate with FOSUN in any such defense. Both Parties shall have the right to participate in such defense and to be represented in any such action by counsel of its selection.
(c) Allocation of Expenses Incurred Pursuant to Section 8.04. The expenses of patent defense, settlement, and judgments pursuant to Section 8.04(b) or any action pursuant to Section 8.04(b) or Section 8.04(d) shall be borne [***]
(d) Settlement of Third Party Claims for Infringement in the Territory; Payment of Third Party Royalties. If a Third Party asserts that a Patent or other right owned or controlled by it is infringed by the Development, Manufacture, or Commercialization or other Exploitation of any Licensed Compound or Licensed Product in the Territory, and as a result of settlement procedures or litigation under Section 8.04 (b), FOSUN is required to pay the Third Party a royalty or make any payment of any kind for the right to sell a Licensed Product in the Territory, such expense shall be borne solely by FOSUN, subject to any applicable reductions under Section 6.04(f).
(e) Oppositions by Parties. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination, or other attack upon the validity, title, or enforceability of any Patents Controlled by a Third Party in the Territory that claim the Manufacture, use, or sale or other Exploitation of any Licensed Compound or Licensed Product, such Party shall so notify the other Party in writing, and the Parties shall promptly confer to discuss whether to bring such action or the manner in which to settle such action. The Party not bringing an action under this Section 8.04 (e) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall otherwise cooperate fully with the Party bringing such action at the other Party’s expense.

(f) Oppositions by Third Parties. If any Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, or other attack upon the validity, title, or enforceability thereof in the Territory, then the Party having the right to prosecute such Patent at such time pursuant to Section 8.03 shall control such defense, at its sole cost. The prosecuting Party shall permit the non-prosecuting Party, and in the case of an Ardelyx [***] Patent, Ardelyx’s licensee or licensor, to participate in the proceeding to the extent permissible under law, and to be represented by its own counsel in such proceeding, at the non-prosecuting Party’s expense, or that of Ardelyx’s licensee or licensor, as the case may be. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third Party action at its own expense. Any awards or amounts received in defending any such Third Party action shall be allocated [***]. Any recoveries obtained in such action shall be shared, as set forth in Section 8.04 (a)(iv).
(g) Protective Order. If, in any action brought pursuant to this Section 8.04 any information is the subject of a protective order that may be reviewed by counsel only, the Parties will endeavor to structure such protective order so as to enable their respective internal counsel to be included as permitted reviewers of such information.
Section 8.05 Trademarks.
(a) Subject to applicable regulatory requirements and on a Licensed Product by Licensed Product basis, FOSUN shall have the option to (i) select the Trademarks to be used for the marketing and sale of the Licensed Products in the Territory or (ii) license from Ardelyx the Trademarks owned by Ardelyx (“Ardelyx Trademarks”), in each case (i) and (ii), to use in connection with the Commercialization of each Licensed Product (in either case, “Product Trademarks”).
(b) If FOSUN decides to select its own Trademarks to be used for the marketing and sale of the Licensed Products in the Territory (the “FOSUN Trademarks”). FOSUN shall solely bear the full costs and expense of and be responsible for filing, prosecuting and maintaining all FOSUN Trademarks. FOSUN shall, in its sole discretion, protect, defend, and maintain each FOSUN Trademark for use with Licensed Products in the Territory, and all registrations therefor. Ardelyx shall notify FOSUN promptly in writing upon learning of any actual, alleged, or threatened infringement of a FOSUN Trademark used in connection with Licensed Compounds or Licensed Products or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses with respect to Licensed Compounds or Licensed Products. Ardelyx shall cooperate as reasonably requested by FOSUN in any actions or proceedings brought by FOSUN to halt the infringement. All of the [***] in bringing, maintaining, and prosecuting any action to maintain, protect, or defend a FOSUN Trademark (or registration therefor) shall be borne [***]. Any recovery in any such action that is [***].
(c) Ardelyx Trademark.
(i) If FOSUN decides to license one or more Ardelyx product Trademarks to Commercialize a Licensed Product in the Field and in the Territory, FOSUN shall provide a written notice (“Trademark Notice”) to Ardelyx indicating which such Ardelyx

Trademarks it wishes to license from Ardelyx. Upon Ardelyx’s receipt of the Trademark Notice, the Parties shall discuss in good faith a license grant under which Ardelyx would grant FOSUN a royalty-free (subject to this (c)) license, sublicensable exclusive license to use the Ardelyx product Trademarks indicated in the Trademark Notice in the Field and in the Territory during the Term; provided that, in the event FOSUN wishes to use the Ardelyx product Trademark licensed pursuant to this (c) upon expiration of the Term, then FOSUN shall pay to Ardelyx a royalty on the Annual Net Sales of the applicable Licensed Product made by FOSUN, its Affiliates, or its Sublicensees at a rate of [***] percent ([***]%). Notwithstanding the foregoing, if FOSUN elects to keep paying the royalties as defined in Section 6.04 after the expiration of the Term, Ardelyx shall keep granting FOSUN the royalty-free (subject to this (c)) license, sublicensable exclusive license of Ardelyx product Trademarks pursuant to this (c).
(ii) Ardelyx shall solely bear the full costs and expense of and be responsible for filing, prosecuting and maintaining all Ardelyx Trademarks. Ardelyx shall, protect, defend, and maintain each Ardelyx Trademark and all registrations therefor. FOSUN shall notify Ardelyx promptly in writing upon learning of any actual, alleged, or threatened infringement of a Ardelyx Trademark used in connection with Licensed Compounds or Licensed Products or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses with respect to Licensed Compounds or Licensed Products. Ardelyx shall have the right, but not the obligation, to institute, prosecute and control any action, proceeding or negotiation of any settlements in the Territory with respect to any infringement of Ardelyx Trademarks. FOSUN shall cooperate as reasonably requested by Ardelyx in any actions or proceedings brought by Ardelyx to halt the infringement. All of the unrecovered costs, expenses, and legal fees (including without limitation internal costs, expenses, and legal fees) in bringing, maintaining, and prosecuting any action to maintain, protect, or defend a Ardelyx Trademark (or registration therefor) shall be borne solely by Ardelyx.
(iii) If an Ardelyx Trademark becomes the subject of any proceeding commenced by a Third Party in connection with an opposition or other attack upon the validity, title, or enforceability thereof in the Territory, then Ardelyx shall have the first right, but not the obligation, to control such defense, at its sole cost. Any awards or amounts or recoveries received in defending any such Third Party action shall be allocated based on the percentage of costs incurred by the Parties in defending such action.
(d) FOSUN shall be responsible for the design and procurement of all packaging (non-commercial and commercial) and labeling of the Licensed Products.
ARTICLE IX.
REPRESENTATIONS, WARRANTIES, AND COVENANTS
Section 9.01 Representations, Warranties, and Covenants.
(a) Each of the Parties hereby represents and warrants to the other Party that:

(i) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery, and performance of the Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, Governmental Body, or administrative or other agency having jurisdiction over it;
(ii) it is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, currently in effect, necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals, INDs and similar regulatory authorizations necessary for the Development or Commercialization of the Licensed Compounds and Licensed Products as contemplated hereunder);
(iii) such Party has not, and during the Term will not, grant any right to any Third Party relating to its respective Patents and Know-How which would conflict with the rights granted to the other Party hereunder; and
(iv) such Party will at all times and in all material respects comply with all Applicable Laws relating to its activities under this Agreement.
(v) such Party shall implement appropriate processes and controls with respect to technology and work flow methodologies in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of personally identifiable information in accordance with Applicable Laws.
(b) Ardelyx represents, warrants and covenants as of the Effective Date (or as of such other /additional time as may be explicitly specified below) to FOSUN that:
(i) Ardelyx is the sole and exclusive owner of the entire right, title and interest in the Listed Patents existing as of the Effective Date. Ardelyx has all rights necessary to grant the licenses under the Licensed Technology existing as of the Effective Date that it grants to FOSUN in this Agreement. The Listed Patents are not subject to any encumbrance, lien or claim of ownership by any Third Party. To Ardelyx’s Knowledge, the Licensed Technology in the Territory had not infringed and will not infringe any Intellectual Property Rights of any Third Party.
(ii) To Ardelyx’s Knowledge, all applicable fees due to patent authorities with respect to the filing and prosecution of the Listed Patents existing as of the Effective Date have been paid on or before the due date for payment (as such due date may be extended in accordance with Applicable Law or patent authority rules and regulations).
(iii) As of the Effective Date, to Ardelyx’s Knowledge, there is no actual or threatened infringement or misappropriation of the Licensed Patents or Licensed Know-How by any Person.

(iv) Ardelyx has not been debarred by the FDA, is not subject to any similar sanction of other Regulatory Health Authorities in the Territory, and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and Ardelyx has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). Ardelyx shall inform FOSUN in writing immediately if it or any Person engaged by Ardelyx who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Ardelyx’s Knowledge, is threatened, relating to the debarment or conviction of Ardelyx or any such Person performing services hereunder.
(c) FOSUN represents, warrants and covenants as of the Effective Date (or as of such other /additional time as may be explicitly specified below) to Ardelyx that:
(i) FOSUN has not been debarred by the FDA (and is not subject to any similar sanction of other Regulatory Health Authorities in the Territory), and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and FOSUN has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). FOSUN shall inform Ardelyx in writing immediately if it or any Person engaged by FOSUN who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to FOSUN’s knowledge, is threatened, relating to the debarment or conviction of FOSUN or any such Person performing services hereunder.
(ii) To the extent permissible under Applicable Laws, each employee and contractor of FOSUN performing obligations under this Agreement shall, prior to conducting any such obligations hereunder, be obligated by Applicable Law, or written contract to (i) promptly disclose to FOSUN of all inventions and Know-How conceived or reduced to practice by such employee or contractor during any performance under this Agreement, (ii) automatically assign to FOSUN all right, title and interest in and to all such inventions and Know-How and all Intellectual Property Rights therein, and (iii) adhere to similar obligations of confidentiality as are set forth in this Agreement. FOSUN shall not knowingly engage in any activities that use the inventions covered or claimed in the Licensed Patents, Ardelyx [***] Patents or any Licensed Know-How in a manner that is outside the scope of the license rights expressly granted to it hereunder.
(iii) FOSUN shall perform, or cause its Affiliates or Third Party contractors to perform, its responsibilities under this Agreement in compliance with this Agreement, all Applicable Laws, applicable CFDA (or foreign equivalent) requirements, including, without limitation, then-current GLP, GCP and GMP.

Section 9.02 Manufacturing by FOSUN. FOSUN covenants to Ardelyx that any Licensed Product manufactured by or for FOSUN or its Affiliates shall: (a) be manufactured in compliance with Applicable Laws; (b) conform to the applicable Specifications for such Licensed Product; (c) conform to the certificates of analysis supplied with the shipment of such Licensed Product; and (d) shall be packaged and shipped in accordance with the applicable Specifications therefor in effect at the time of delivery.
Section 9.03 No Debarment. In the course of the Development of Licensed Compound and Licensed Product in accordance with this Agreement, neither Party has used, and during the term of this Agreement neither Party will use, any employee or consultant that is debarred by any Regulatory Health Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Health Authority. If either Party learns that its employee or consultant performing on behalf under this Agreement has been debarred by any Regulatory Health Authority, or has become the subject of debarment proceedings by any Regulatory Health Authority, such Party shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement. The foregoing shall be without prejudice to the warranties contained in Section 9.01(b)(iv).
Section 9.04 Anti-Bribery and Anti-Corruption Compliance.
(a) Compliance with Laws. Each of the Parties shall implement appropriate processes and controls with respect to technology and work flow methodologies in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of personally identifiable information in accordance with Applicable Law.
(b) Compliance With Applicable Anti-Corruption Laws. Each party understands and agrees that it has complied and will continue to comply with all applicable Anti-Corruption Laws in connection with this Agreement.
(i) Each Party represents and warrants that no payments of money or anything of value have been or will be offered, promised, or paid, whether directly or indirectly, by any of its directors, officers, employees, Affiliates, or third party representatives to any Government Official in connection with this Agreement: (a) to influence any official act or decision of any Government Official; (b) to induce any Government Official to do or omit to do any act in violation of lawful duty; (c) to secure any improper business advantage; or (d) to obtain or retain business for, or otherwise direct business to, any Party in connection with this Agreement.
(ii) Each Party warrants and represents that, in connection with this Agreement, the Party, its directors, officers, employees, and third party representatives: (a) have not and will not request, accept, offer, promise, or give any bribe, kickback, or other corrupt payment to any person, including any representative of any commercial entity, in violation of any applicable Anti-Corruption Law; and (b) have not and will not request, offer, promise, or give any financial or other advantage to induce another person to perform a function or activity in order to obtain or retain an improper business advantage in any way relating to this Agreement.

(c) Notification Of Investigations Into Potential Non-Compliance With Applicable Anti-Corruption Laws. Each Party warrants and represents that it will promptly inform the other Party if that Party, or any of its directors, officers, employees, Affiliates, third party representatives, or Sublicensees becomes subject to any investigation relating to any actual or potential violation of any applicable Anti-Corruption Law in connection with this Agreement, including any meeting, interview, inspection, or audit requested by any Governmental Body.
(d) Cooperation With Due Diligence And Investigations. Each Party will provide reasonable cooperation in connection with any good faith investigation conducted by the other Party into potential violations of applicable Anti-Corruption Laws in connection with this Agreement.
(e) Compliance Program. Each Party will adopt, implement, and/or update and, throughout the course of this Agreement, have, maintain, and enforce an appropriate and risk-based anti-corruption compliance program designed to reasonably ensure compliance with the representations contained in this Section of the Agreement and all applicable Anti-Corruption Compliance Laws.
(f) Periodic Compliance Certifications. On an annual basis following the execution of this Agreement, or as reasonably requested in good faith by the other Party, each Party agrees to submit to a compliance certificate to the other Party which restates the representations and warranties that are set forth in this Section 9.04 and provides certification by such Party that it has adhered, during the period covered by the compliance certificate, to the representations and warranties.
ARTICLE X.
RECORD RETENTION, AUDIT AND USE OF NAME
Section 10.01 Records Retention; Audit.
(a) Each Party shall keep or cause to be kept accurate records of account in accordance with P.R.C. GAAP, in the case of FOSUN, and in accordance with U.S. GAAP, in the case of Ardelyx, showing information that is necessary for the accurate determination of the royalties and other payments due under Article VI, or any other payment due hereunder. Such records or books of account shall be kept until the [***] ([***]) anniversary of December 31 of the Calendar Year in which the relevant Licensed Product are sold (in the case of royalty or other payments due under Section 6.04) or in the period for which any other payment hereunder is required to be made. For clarity, each Party shall cause its Affiliates to keep, and shall require pursuant to a written agreement that any Sublicensee, other sublicensee or subcontractor performing activities hereunder keep accurate records or books of account in a manner that will permit such Party to comply with its obligations under the foregoing sentence.
(b) Upon the written request of the other Party, each Party shall permit a qualified accounting firm acceptable to both Parties to inspect during regular business hours and no more than once a year and once in any given Calendar Year, and going back no more than [***] ([***]) years preceding the current Calendar Year, all or any part of the audited Party’s records and books necessary to check the accuracy of any payments made or required to be made hereunder. The accounting firm shall enter into appropriate obligations with the audited Party to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to Ardelyx and FOSUN only whether the payments made are correct and details concerning any discrepancies, but no other information shall be disclosed to the Party requesting the inspection. The charges of the accounting firm shall be paid by the Party requesting the inspection, except that if the payments being audited have been underpaid or the costs being reimbursed have been overstated, in each case by more than [***] percent ([***]%), the charges will be paid by the Party whose records and books are being inspected. Any failure by a Party to exercise its rights under this Section 10.01 with respect to a Calendar Year within the [***] ([***]) year period allotted therefor shall constitute a waiver by such Party of its right to later object to any payments made by the other Party under this Agreement during such Calendar Year.
Section 10.02 Publicity Review. Subject to the further provisions of this Section 10.02, no Party shall originate any written publicity, news release, or other announcement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively, “Written Disclosure”), without the prior prompt review of a copy of the materials proposed to be disclosed and written approval of the other Party. This Section 10.02, shall not prohibit the disclosure under Section 7.04(a). Notwithstanding the foregoing provisions of this Section 10.02, Each Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required under the Securities Laws of the United States, or any listing or trading agreement concerning its publicly traded securities, or under any applicable secuities laws, or any rule or order of stock exchange; provided that, prior to making such Written Disclosure, Ardelyx or FOSUN shall where reasonably practicable provide the other Party with a copy of the materials proposed to be disclosed and an opportunity to promptly review and comment on the proposed Written Disclosure. To the extent that FOSUN reasonably requests that any information in the materials proposed to be disclosed be deleted, Ardelyx shall use reasonable efforts to request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information) so that any information that FOSUN reasonably requests to be deleted, to the extent permitted by the applicable government agency, are omitted from such materials. Notwithstanding the foregoing, each Party may issue an individual press release regarding the transaction contemplated by this Agreement; and the contents of each such press release shall be mutually agreed by the Parties in writing prior to any publication thereof. For clarity, Ardelyx shall have the right to issue press releases and other public announcements regarding the Development or Commercialization of Licensed Products outside of the Territory and/or outside of the Field without the prior review or written approval of FOSUN.
Section 10.03 Use of Names. Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in relation to this transaction or otherwise in any public announcement, press release, or other public document without the prior written consent of such other Party; provided, however, that either Party may use the name of the other Party in any document required to be filed with any government authority, including without limitation the FDA and the Securities and Exchange Commission or otherwise as may be required by Applicable Law, provided that such disclosure shall be governed by Section 7.04. Further, the restrictions imposed on each Party under this Section 10.03 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to Article VII.
ARTICLE XI.
TERM AND TERMINATION
Section 11.01 Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the date on which all of FOSUN’s payment obligations under Article VI have been performed or have expired (the “Term”).
Section 11.02 Termination Rights.
(a) Termination for Cause. Subject to the provisions of this Section 11.02, if either Party (the “Breaching Party”) shall have committed a material breach of any of its material obligations under this Agreement, and such material breach shall remain uncured and shall be continuing for a period of [***] ([***]) days following the Breaching Party’s receipt of notice of such breach from the other Party (the “Non-Breaching Party”) stating the Non-Breaching Party’s intent to terminate this Agreement in its entirety pursuant to this Section 11.02(a) if such breach remains uncured, then, in addition to any and all other rights and remedies that may be available, the Non-Breaching Party shall have the right to terminate this Agreement effective upon the expiration of such [***] ([***]) day period (subject, however, to the provisions set forth below in this Section 11.02(a)). Notwithstanding the above, if (i) such material breach cannot reasonably be cured within such [***] ([***]) day period, (ii) the Breaching Party provides, within such [***] ([***]) day period, the Non-Breaching Party with a written detailed plan that contains measures that can be reasonably expected to cure such breach in a time frame reasonably acceptable to both Parties, which shall not extend beyond [***] ([***]) months from the date the plan is presented to the Non-Breaching Party, and (iii) the Breaching Party commences to perform such measures in accordance with such plan, and (iv) the Breaching Party thereafter diligently continues to perform such measures as detailed in such plan, then the Non-Breaching Party shall not be entitled to terminate this Agreement (and any notice of termination issued pursuant to the foregoing sentence shall not become effective) unless and until the earlier of (x) the Breaching Party ceases to diligently perform such measures despite then not having cured the breach, or (y) the Breaching Party fails to cure the breach in the time frame agreed to by the Non-Breaching Party in the plan, which shall not exceed [***] ([***]) months from the date the plan is presented to the Non-Breaching Party.
(b) Termination for Convenience.
(i) Prior to its expiration, this Agreement may be terminated in its entirety at any time by FOSUN effective upon [***] ([***]) days (or such longer period as FOSUN may elect at its sole discretion) prior written notice to Ardelyx.
(ii) Additionally, if FOSUN ceases all Exploitation of the Licensed Products for a continuous period of more than [***] ([***]) consecutive months, FOSUN shall, at Ardelyx written request following the expiration of such [***] ([***]) month period (such request to reference explicitly this Section 11.02(b)(ii)), provide to Ardelyx within [***] ([***]) months after FOSUN’s receipt of such request a written reasonable plan under which FOSUN would recommence Exploitation of the Licensed Products under this Agreement within [***]

([***]) months after having provided such plan to Ardelyx. FOSUN shall, after providing such plan to Ardelyx, perform substantially in accordance therewith. If FOSUN fails to provide such plan to recommence Exploitation of Licensed Products within such [***] ([***]) month period or if FOSUN fails to recommence such Exploitation within the aforementioned [***] ([***]) month period, FOSUN shall be deemed to have exercised its right to terminate this Agreement in its entirety pursuant to this Section 11.02(b) effective upon expiration of such [***] ([***]) month or (as the case may be) [***] ([***]) month period.
(c) Termination for Challenge of Licensed Patents. Prior to its expiration, Ardelyx may terminate this Agreement in its entirety by written notice to FOSUN if (i) FOSUN or its Affiliates challenges the validity, scope or enforceability of or otherwise opposes any Patent included in the Licensed Patents or Ardelyx [***] Patents or corresponding Patents outside the Territory and (ii) FOSUN does not cause such measures to cease within [***] ([***]) days after having received written notice thereof from Ardelyx, requesting such measures to cease and stating Ardelyx’s intention to terminate this Agreement if such measures are not ceased within the prescribed time. If a Sublicensee of FOSUN challenges the validity, scope or enforceability of or otherwise opposes any Patent included in the Licensed Patents or Ardelyx [***] Patents under which such Sublicensee is sublicensed or corresponding Patents outside of the Territory, then FOSUN shall, upon written notice from Ardelyx terminate such sublicense or cause the Sublicensee to cease such measures, [***] as promptly as possible. FOSUN shall include provisions in all agreements under which a Sublicensee obtains a sublicense under any Patent included in the Licensed Patents or Ardelyx [***] Patents providing that if the Sublicensee challenges the validity or enforceability of or otherwise opposes any such Patent under which the Sublicensee is sublicensed, FOSUN may terminate such sublicense.
(d) Termination for Insolvency. A Party may terminate this Agreement effective immediately upon written notice to the other Party if at any time during the Term, the other Party (the “Debtor”) (i) becomes insolvent, (ii) has a case commenced by or against it under the Bankruptcy Code, (iii) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings, (iv) assigns all or a substantial portion of its assets for the benefit of creditors, (v) has a receiver or custodian appointed for the Debtor’s business, or (vi) has a substantial part of its business being subject to attachment or similar process; provided, however, that in the event of any involuntary case under the Bankruptcy Code, the first Party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if the case is dismissed within [***] ([***]) days after the commencement thereof.
Section 11.03 Consequences of an FOSUN Triggered Termination. In the event (a) Ardelyx terminates this Agreement pursuant to Section 11.02(a) for FOSUN’s material breach; (b) Ardelyx terminates this Agreement pursuant to Section 11.02(c) for patent challenge by FOSUN; (c) Ardelyx terminates this Agreement pursuant to Section 11.02(d) for FOSUN’s insolvency; or (d) FOSUN terminates this Agreement pursuant to Section 11.02(b) (a termination as per (a) through (d) being an “FOSUN Triggered Termination”), both Ardelyx and FOSUN shall, subject to Section 11.03(a), continue to be obligated during the termination notice period (as applicable) to perform as far as reasonably practicable all of its obligations under this Agreement and any other agreements concluded between the Parties in accordance with this Agreement. If an FOSUN Triggered Termination occurs after the first Regulatory Approval of one or more Licensed Products in the Territory, FOSUN shall continue to use Commercially Reasonable Efforts to
Commercialize such Licensed Product(s) in the Territory until the earlier of (i), if applicable, the expiration of the [***] ([***]) day notice period, in the event of a termination by FOSUN pursuant to Section 11.02(b); (ii) receipt of Ardelyx’s written notice that FOSUN may cease such Commercialization activities; or (iii), if applicable, the effective date of the termination notice issued pursuant to Section 11.02(a), Section 11.02(c), or Section 11.02(d). In addition, as a result of an FOSUN Triggered Termination the following shall apply:
(a) All licenses and rights to the Licensed Technology granted to FOSUN hereunder shall terminate as of the effective date of such termination, except to the extent and for so long as is necessary to permit FOSUN to meet its obligations under Section 5.04, to finish work-in-progress and sell any inventory as per Section 11.03(m) and to otherwise perform any responsibilities in connection with any then ongoing Clinical Trial or other activity that cannot be terminated as of such date under Applicable Laws, including GCP, it being agreed that all such activities and responsibilities shall be discontinued and ceased (unless otherwise agreed or required under Applicable Laws by transitioning such activities and responsibilities to Ardelyx) as promptly as possible, subject to Applicable Laws, including GCP.
(b) FOSUN shall grant, and hereby grants to Ardelyx (i) an exclusive, worldwide, royalty-free right and license, with the right to grant sublicenses, under any FOSUN Sole Invention Patents, under any FOSUN Sole Program Know-How and under FOSUN’s interest in any Joint Technology, all to the extent that the practice thereof would infringe the Licensed Patents, (ii) a non-exclusive, worldwide, royalty-free right and license, with the right to grant sublicenses, under any FOSUN Sole Invention Patents, under any FOSUN Sole Program Know-How, and under FOSUN’s interest in any Joint Technology, all to the extent that the practice thereof would not infringe the Licensed Patents, and (iii) a non-exclusive license, worldwide, royalty-free right and license, with the right to grant sublicenses, under the FOSUN [***] Technology, in the case of each of (i), (ii) and (iii) solely to Develop, make, have made, use, sell, have sold offer for sale and import Licensed Compounds and Licensed Products.
(c) Ardelyx shall have the right (but not the obligation) to enforce the FOSUN Sole Invention Patents and FOSUN [***] Patents against any infringement relating to Licensed Products.
(d) Ardelyx shall have the right (but not the obligation) to prosecute, maintain, enforce and defend all Licensed Patents, Ardelyx [***] Patents, and Joint Patents and FOSUN shall, as promptly as reasonably practicable, and to a reasonable extent take such other actions and execute such other instruments, assignments, and documents as may be necessary to enable Ardelyx to practice the rights set forth in this subsection (c), with such cooperation to be provided at Ardelyx’s sole cost and expense.
(e) Each Party shall return all data, files, records and other materials in its possession or Control containing or comprising the other Party’s Confidential Information to which such first Party does not retain rights hereunder (except one copy thereof, which may be retained by the returning Party solely for legal archive purposes).

(f) FOSUN shall, where permitted under Applicable Laws, as promptly as reasonably practical transfer to Ardelyx all INDs, Drug Approval Applications, and Regulatory Approvals with respect to Licensed Compounds and Licensed Products, and shall take such other actions and execute such other instruments, assignments, and documents as may be necessary to affect the transfer of rights hereunder to Ardelyx. Without limiting the generality of the foregoing, FOSUN agrees to submit to the CFDA and other Regulatory Authorities where reasonably appropriate and permitted under Applicable Laws in jurisdictions in which any regulatory filings have been made with respect to the Licensed Product, within [***] ([***]) Business Days after the effective date of such termination, a letter (with copy to Ardelyx) notifying the CFDA and such other Regulatory Authorities of the transfer of any regulatory filings for the Licensed Product in such jurisdictions from FOSUN to Ardelyx. Additionally, FOSUN will provide Ardelyx with copies of regulatory filings necessary to practice the rights granted to it under this Section 11.03(f).
(g) FOSUN shall [***] assign all of its rights in and to FOSUN Trademarks which are specifically filed and maintained, and used for Licensed Products other than any other Products (and all registrations and applications for registration therefor) that it owns pursuant to Section 8.05 to Ardelyx and Ardelyx shall have the exclusive right (but not the obligation) to enforce the FOSUN Trademark rights against infringers.
(h) FOSUN will assign (or cause its Affiliates to assign) to Ardelyx, at Ardelyx’s request, all of FOSUN’s (or its Affiliates’) rights and obligations under agreements with Third Parties with respect to (i) the conduct of Clinical Trials for each Licensed Product, including Agreements with contract research organizations, clinical sites and investigators that relate to Clinical Trials in support of Regulatory Approvals in the Territory, (ii) the Manufacture of Licensed Compound or Licensed Product (subject to FOSUN’s obligations under Section 5.04), and (iii) any other Third Party agreements involving the Development or Commercialization of the Licensed Products, unless in each of (i) through (iii), such agreement is not permitted to be assigned pursuant to its terms or relates to products other than Licensed Products, in which case FOSUN will cooperate with Ardelyx in all reasonable respects to transfer as promptly as reasonably practical to Ardelyx the benefit of such contract (against Ardelyx undertaking to perform all the obligations and assume all liabilities under such contract) in another mutually acceptable manner and upon Ardelyx’s request facilitate discussions between Ardelyx and such Third Parties to assist Ardelyx in entering into a direct agreement with such Third Parties.
(i) To the extent they are assignable and as requested by Ardelyx, FOSUN shall execute any documents necessary to transfer to Ardelyx rights under any Third Party licenses obtained by FOSUN pursuant to and during the course of the term of this Agreement for the purpose of Exploiting the Licensed Compounds or Licensed Products, and Ardelyx shall thereafter be responsible for all costs, expenses and obligations associated with such Third Party licenses.
(j) If FOSUN at the time of termination was Manufacturing Licensed Product, FOSUN shall comply with the obligations set forth in Section 5.04. Upon Ardelyx’s request, FOSUN shall transfer to Ardelyx copies of all materials, data, results, analyses, reports, websites, marketing materials, technology, regulatory filings and other Information and Materials existing in tangible or electronic form at the effective date of the FOSUN Triggered Termination, that is Controlled by FOSUN and has been generated on or before the effective date of such termination by or on behalf of FOSUN, its Affiliates or Sublicensees with respect to the Licensed Products (“FOSUN

Product Data”) and Ardelyx shall have the right to use on a non-exclusive basis such FOSUN Product Data to enable Ardelyx to proceed to Develop, Manufacture and Commercialize Licensed Products upon and after termination of this Agreement
(k) Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 11.03 shall survive in addition to others specified in this Agreement to survive in such event.
(l) FOSUN shall be entitled, during a period of [***] ([***]) days following the FOSUN Triggered Termination, to finish any work-in-progress, unless Ardelyx requests the transfer thereof in accordance with the terms of Section 5.04, and to sell any inventory of the Licensed Product that remains on hand as of the date of the termination, so long as FOSUN pays to Ardelyx the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement; provided that if such termination is by Ardelyx pursuant to Section 11.02(a), that FOSUN’s rights under this Section 11.03(l) shall be subject to Ardelyx’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.
(m) Notwithstanding anything else set forth in this Agreement, (i) FOSUN shall not have any obligations to continue any Development, Manufacture or Commercialization of the relevant Licensed Compound or Licensed Product if FOSUN has terminated this Agreement pursuant to Section 11.02(b) with reference to any material safety concerns; and (ii) should Ardelyx elect to pursue any Development, Manufacture or Commercialization of the relevant Licensed Compound or Licensed Product following any such termination by FOSUN, Ardelyx shall - without prejudice to or limitation of any other or further obligations Ardelyx may have to FOSUN under this Agreement (including Section 12.01(b)) - indemnify FOSUN for any Third Party claims arising from Ardelyx’s Development, Manufacture or Commercialization after the effective date of the termination of the relevant Licensed Compound or Licensed Product as set forth in Section 12.01(b).
Section 11.04 Consequences of Termination (or Right to Terminate) by FOSUN for Ardelyx’s breach or insolvency. If FOSUN is entitled to terminate this Agreement pursuant to Section 11.02(a) as a result of a material breach by Ardelyx or Section 11.02(d) for an insolvency or other transaction described therein affecting Ardelyx, FOSUN may elect to terminate this Agreement subject to the provisions set forth in Section 11.04(a), or to continue the Agreement subject to the provisions set forth in Section 11.04(b).
(a) If FOSUN terminates the Agreement under Section 11.02(a) or under Section 11.02(d), Section 11.03 shall apply as if such termination were a FOSUN Triggered Termination, except that (i) notwithstanding anything set forth to the contrary in Section 11.03, Ardelyx shall [***], and (ii) in consideration of [***] and any other rights granted under the above provisions in Section 11.03, if this Agreement is terminated pursuant to Section 11.02(a) by FOSUN [***] Ardelyx shall [***]; provided, however, that [***]. The foregoing shall be [***] in connection with its termination pursuant to Section 11.02(a).

(b) If FOSUN has the right to terminate this Agreement under Section 11.02(a) or Section 11.02(d), but elects to continue this Agreement, this Agreement shall continue in full force and effect except that if FOSUN is entitled to terminate this Agreement under Section 11.02(a) due to Ardelyx breach (but not if FOSUN’s right to terminate is based solely on Ardelyx’s insolvency pursuant to Section 11.02(d)), the royalties that Ardelyx shall be entitled to receive on Net Sales of Licensed Products by FOSUN, its Affiliates, or its Sublicensees as set forth in Section 6.04 shall each be reduced by [***].
(c) Except where expressly provided for otherwise in this Agreement, termination of this Agreement by either Party shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 11.04 shall survive in addition to others specified in this Agreement to survive in such event.
Section 11.05 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code, or equivalent provisions of applicable legislation in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Unites States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
Section 11.06 Surviving Rights and Obligations. The rights and obligations set forth in this Agreement shall extend beyond the expiration or termination of the Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge. Without limiting the foregoing, the Parties have identified various rights and obligations which are understood to survive, as follows: In the event of expiration or termination of this Agreement for any reason, the following provisions shall survive in addition to others specified in this Agreement to survive in such event: Article I, Article VII (with the exception of Section 7.03), Article X, Article XII (solely as to actions arising during the term of this Agreement, or as to activities conducted in the course of a Party’s exercise of licenses surviving after the term of this Agreement), Article XIII and Article XIV, and, Section 2.10 (to the extent Covenant Period 2 is extended by its terms), Section 4.01, Section 5.04, Section 6.04 through Section 6.07 (solely to the extent provided in Section 11.03 and Section 11.04),

Section 6.078 through Section 6.11 inclusive (solely with respect to payments received following the effective date of termination or expiration), Section 8.01 (with regard to disclosure of the Joint Technology and Sole Program Know-How invented during the Term), Section 8.02 through Section 8.04 (solely with respect to Joint Patents, Section 8.05(c), Section 11.02, Section 11.03, Section 11.04, Section 11.05, Section 11.06 and Section 11.07.
Section 11.07 Accrued Rights. Termination, relinquishment, or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration, including without limitation damages arising from any breach hereunder. Such termination, relinquishment, or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.
ARTICLE XII.
INDEMNIFICATION
Section 12.01 Indemnification.
(a) FOSUN hereby agrees to indemnify, defend, and hold harmless Ardelyx, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Losses incurred by them resulting from or arising out of or in connection with any suits, claims, actions or demands made or brought by a Sublicensee or other Third Party (collectively, “Third Party Claims”) against Ardelyx, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of [***], except in any case, to the extent such Losses are Losses for which Ardelyx has an obligation to indemnify FOSUN, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 12.01(b), as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
(b) Ardelyx hereby agrees to indemnify, defend and hold harmless FOSUN, its Affiliates, and each of its and their respective employees, officers, directors and agents from an against any and all Losses incurred by them resulting from or arising out of or in connection with any Third Party Claims against FOSUN, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of [***]; except in any case, to the extent such Losses are Losses for which FOSUN has an obligation to indemnify Ardelyx, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 12.01(a), as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
Section 12.02 Mechanism.
(a) In the event that a Party (the “Indemnified Party”) is seeking indemnification under Section 12.01(a) or Section 12.01(b), it shall notify the other Party (the “Indemnifying Party”) in writing of the relevant Third Party Claim and the relevant Loss for which indemnification is being sought as soon as reasonably practicable after it becomes aware of such claim. Each such notice shall contain a description of the Third Party Claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim or Losses. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates, and each of its and their respective employees, officers, directors and agents shall be made solely by such Party to this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the relevant Third Party Claim (including without limitation the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.
(b) Notwithstanding Section 12.01, the failure to give timely notice to the Indemnifying Party shall not release the Indemnifying Party from any liability to the Indemnified Party to the extent the Indemnifying Party is not prejudiced thereby and, for the avoidance of doubt, the Indemnifying Party shall not be liable to the extent any Loss is caused by any delay by the Indemnified Party in providing such notice. Notwithstanding the provisions of Section 12.02(a) requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim, if the Indemnifying Party declines to or fails to timely assume control of the relevant Third Party Claim, the Indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such claim, all at the sole costs and expense of the declining or failing Party; provided, however, that neither Party shall settle or dispose of any such claim in any manner that would adversely affect the rights or interests or admit fault, of the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, delayed or conditioned. Each Party, at the other Party’s expense and reasonable request, shall cooperate with such other Party and its counsel in the course of the defense or settlement of any such claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.
Section 12.03 Insurance. Each Party shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use and sale of the Licensed Compounds and the Licensed Products as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.
ARTICLE XIII.
DISPUTE RESOLUTION
Section 13.01 Referral of Disputes to the Parties Senior Executives. In the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Senior Executives for attempted resolution by good faith negotiations within [***] ([***]) days after such notice is received.
Section 13.02 Mechanism.

(a) If (i) Ardelyx at any time has a good faith belief that FOSUN may be in material breach of its obligations under Section 4.03, (ii) Ardelyx has notified FOSUN of its belief in writing and the Parties are not in agreement as to whether or not such breach under Section 4.03 exists, and (iii) the Parties have not resolved the dispute through good faith negotiations pursuant to Section 13.01 within the prescribed time, then Ardelyx shall have the right (but not the obligation) to request, through written notice to FOSUN (a “Mediation Notice”) within thirty (30) days after the expiry of the time period set forth in Section 13.01, that the Parties shall attempt in good faith to settle such dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures. For clarity, Ardelyx shall not be obligated to exercise its right to initiate mediation pursuant to this Section 13.02(a) before initiating arbitration pursuant to Section 13.02(b), or before notifying FOSUN that it is exercising its right of termination under Section 11.02(a). If Ardelyx’s elects to exercise its right to initiate mediation within the prescribed time, then the following shall apply: If the Parties are unable to reach agreement on the selection of the mediator within fifteen (15) Business Days after FOSUN’s receipt of the Mediation Notice from Ardelyx, then either or both Parties shall immediately request the AAA to select a mediator with the requisite background, experience and expertise in the biopharmaceutical industry to assist the Parties in resolving the dispute amicably. The place of mediation shall be San Francisco, California, and all negotiations and communications shall be in English. The Parties shall have the right to be represented by counsel during the mediation. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Parties shall share equally all costs of engaging such mediator and using the AAA to mediate such matter. Any decisions or recommendations of the mediator shall be confidential and non-binding on the Parties. If the Parties are unable to resolve the dispute through mediation pursuant to this Section 13.02(a) within a period of ninety (90) days following FOSUN’s receipt of the Mediation Notice from Ardelyx, then Ardelyx shall thereafter have the right to refer the dispute to arbitration pursuant to Section 13.02(b) or notify FOSUN that it is exercising its right of termination under Section 11.02(a).
(b) Subject to Section 13.01 and Section 13.02(a), any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement shall be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (or the AAA International Arbitration Rules, if recommended under the AAA guidelines), as such rules may be modified by this Section 13.02(b) or otherwise by subsequent written agreement of the Parties. The number of arbitrators shall be three (3), of whom the Parties shall select one (1) each. The two arbitrators so selected will select the third and final arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the AAA shall select the third arbitrator. The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English. The Parties shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree that such judgment or award may be enforced in any court of competent jurisdiction.
Section 13.03 Preliminary Injunctions. Notwithstanding anything to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute.

Section 13.04 Patent Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, inventorship, construction, validity, or enforceability of Patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patents in question.
Section 13.05 Confidentiality. All proceedings and decisions of the arbitrator(s) in connection with an arbitral proceeding pursuant to Section 13.02 shall be deemed Confidential Information of each of the Parties and shall be subject to Article VII.
ARTICLE XIV.
MISCELLANEOUS
Section 14.01 Assignment; Performance by Affiliates.
(a) Neither Party may assign any of its rights or obligations under this Agreement in any country in whole or in part without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (i) to perform any of its obligations and exercise any of its rights under this Agreement through, and to assign all of its rights and obligations under this Agreement to, any of its Affiliates, such performance or exercise by such Affiliate, or such assignment, as applicable, [***]; and (ii) on written notice to the other Party, to assign all of its rights and obligations under this Agreement to a non-Affiliate successor in interest, whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, to all or substantially all of the business to which this Agreement relates. In the event that a Party performs its obligations or exercises its rights under this Agreement through an Affiliate (without having assigned all of its rights and obligations to such Affiliate as permitted under this Section 14.01), doing so shall not relieve the relevant Party of its responsibilities for the performance of its obligations under this Agreement, and the relevant Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance).
(b) This Agreement shall survive any succession of interest permitted pursuant to Section 14.01(a)(ii), whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, provided, that, in the event of such merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, no Intellectual Property Rights of the acquiring corporation shall be included in the technology licensed hereunder, unless such Intellectual Property Rights arise as a result of the performance of this Agreement by such corporation after such transaction becomes effective.
(c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.
Section 14.02 Force Majeure. In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, epidemic, quarantine, fire, flood, storm, earthquake, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid. A Party that is prevented or delayed in its performance under this Agreement by an event of Force Majeure (a “Force Majeure Party”) shall, as soon as reasonably practical but no later than [***] ([***]) days after the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to this Section 14.02, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall exert all reasonable efforts to avoid or remedy such Force Majeure.
Section 14.03 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
Section 14.04 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by internationally recognized overnight delivery service that maintains records of delivery, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

If to Ardelyx, addressed to:	Ardelyx, Inc.
34175 Ardenwood Blvd.
Fremont, CA 94555
Attention: Michael Raab, CEO
Facsimile: 510-745-0493

With a copy to:	Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025-1008
Attention: Judith A. Hasko, Esq.
Facsimile: (650) 463-2600

If to FOSUN, addressed to

Strategic Product Development Center
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd
Building A, 1289 Yishan Road
Minhang District, Shanghai 200233
P.R.China

Attention: [***]
Facaimile: [***]
Email: [***]

With a copy to:

Legal Department
Shanghai Fosun Pharmaceutical (Group) Co., Ltd
Building A, 1289 Yishan Road
Minhang District, Shanghai 200233
P.R.China
Attention: [***]
Facaimile: [***]
Email: [***]
Section 14.05 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a waiver of any other of such Party’s rights or remedies provided in this Agreement.
Section 14.06 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and (b) the Parties covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.
Section 14.07 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware, USA, without giving effect to any conflict of law principle that would otherwise result in the application of the laws of any State or jurisdiction other than the State of Delaware, USA.
Section 14.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.09 Entire Agreement. This Agreement, including without limitation all exhibits attached hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties and supersedes and terminates all prior and contemporaneous agreements and understanding between the Parties, including without limitation the agreements and amendments set forth in Section 7.06. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as set forth in this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.
Section 14.10 Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER Section 12.01, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REVENUE, MILESTONES OR ROYALTIES. This Section 14.10 shall not limit either Party’s obligations under Article XII.
Section 14.11 No Partnership. It is expressly agreed that the relationship between Ardelyx and FOSUN shall not constitute a partnership, joint venture, or agency. Neither Ardelyx nor FOSUN shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party to do so.
[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

Ardelyx, Inc.		Fosun Pharmaceutical Industrial Development Co., Ltd.

By:	/s/ Michael Raab	By:	/s/ Yifang Wu
Name:	Michael Raab	Name:	Yifang Wu
Title:	CEO	Title:	President

EXHIBIT A
TENAPANOR STRUCTURE
[***]

EXHIBIT B
LISTED PATENTS

Application No.	Publication No.	Patent No.	Status

[***]